As filed with the Securities and Exchange Commission on April __, 1998
                          Registration No. 33-89230-NY


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        POST EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                      USA BRIDGE CONSTRUCTION OF N.Y., INC.
               (Exact Name of Registrant as Specified in Charter)


New York                 1700                          11-3032277
(State of Incorporation) Primary Standard Industrial   (I.R.S. Employer
                         Classification Code Number    Identification No.)


                                53-09 97th Place
                             Corona, New York 11368
                                 (718) 699-0100

     (Address and Telephone Number of Principal  Executive Offices and Principal
                               Place of Business)

                           Joseph M. Polito, President
                                53-09 97th Place
                             Corona, New York 11368
                                 (718) 699-0100
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:
                                David S. Klarman

                              Klarman & Associates


                          2303 Camino Ramon, Suite 200
                           San Ramon, California 94583
                                 (925) 327-6200


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                Cross Reference Sheet Pursuant to Rule 404 (a)(a)
                      Showing the Location In Prospectus of

                   Information Required by Items of Form SB-2





Item in Form SB-2                                                   Prospectus Caption





1.Front of Registration Statement and Outside                       Cover Page and Cover Page of Registration Statement
     1.        Front Cover Page of Prospectus





2.Inside Front and Outside Back Cover Pages                         Continued Cover Page, Table of Contents




     3.  Summary Information and Risk Factors                       Prospectus Summary, Risk Factors, Summary Financial Information


     4.  Use of Proceeds                                            Use of Proceeds

     5.  Determination of Offering Price                            Not Applicable

     6.  Dilution                                                   Risk Factors

     7.  Selling Securityholders                                    Principal Securityholders

     8.  Plan of Distribution                                       Cover Page, Plan of Distribution

     9.  Legal Proceedings                                          Business

     10. Directors, Executive Officers, Promoters and Certain       Management
         Control Persons






     11. Security Ownership of Certain Beneficial Owners and
         Principal Securityholders


     12.  Description of Securities                         Description of Securities

     13.  Interest of Named Experts and Counsel             Legal Opinions, Experts

     14.  Disclosure of Commission Position on
          Securities Act Liabilities                        Managementiand Item 24. Indemnification
                                                            Officers and Directors




     15.  Organization Within Five Years                    Prospectus Summary, Business, Principal Securityholders, Certain
                                                            Relationships and Related
                                                            Transactions, Risk Factors


     16.  Description of Business                           Business




     17.  Management=s Discussion and Analysis              Management's Discussion and Analysis or Plan of Operations
          or Plan of Operation


     18.  Description of Property                           Business





     19.  Certain Relationships and Related Transactions    Certain Relationships and Related Transactions

     20.  Market for Common Equity and Related Stockholder  Not Applicable

     21.  Executive Compensation                            Management

     22.  Financial Statements                              Financial Statements

     23.  Changes in and Disagreements with Accountants     Not Applicable




                                      -iii-


               Preliminary prospectus subject to completion, dated
                                                                  April __, 1998


Prospectus

                      USA Bridge Construction of N.Y., Inc.

                        3,494,500 shares of Common Stock


                  In August 1995, USA Bridge Construction of N.Y., Inc. (the ACompany@) consummated an initial public offering (the AOffering@) wherein (i) it sold an aggregate of 764,500 shares (the AShares@) of common stock, par value $.001 per share (the ACommon Stock@) and 494,500 Warrants (includes 64,500 shares and 64,500 Warrants issued upon the exercise of the over-allotment option; the Shares and Warrants are collectively referred to throughout as ASecurities@); and (ii) a certain selling securityholder sold 160,000 shares of Common Stock and 3,000,000 Warrants. The shares of Common Stock offered hereby are deliverable by the Company from time to time upon the exercise of the Warrants.

                  Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $3.00 until August 8, 2000. On October 22, 1997, the Company=s Board of Directors voted to decrease the exercise price of the Warrants from $6.00 to $3.00. See ADescription of Securities - Warrants.@ The Warrants are redeemable by the Company at any time upon 30 days prior notice at a redemption price of $.05 each, provided that the closing bid quotation of the Common Stock for at least 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice has been at least 150% of the exercise price of the Warrants being redeemed. The Warrants will remain exercisable during the 30 day notice period.

         The Company's Securities are quoted on the Nasdaq National Stock Market (ANasdaq@) under the symbols as follows: AUSBR@ for the Shares and AUSBRW@ for the Warrants. Quotation on Nasdaq does not imply that a meaningful sustained market for the Company's Securities has developed or will develop; nor does it imply that if developed, a meaningful sustained market will be sustained for any period of time. In the absence of a listing on Nasdaq, the Company's Securities will be available for trading on the over-the-counter market on the OTC Bulletin Board. See ARisk Factors.@


           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
                 TO INVESTORS. SEE ARISK FACTORS@ on Page No. 7.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION; NOR HAS THE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
            THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A

                                CRIMINAL OFFENSE.


                  The date of this Prospectus is April __, 1998

                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the ACommission@) a Registration Statement on Form SB-2 under the Securities Act, with respect to the shares of Common Stock and Warrants to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements, and other information which is filed electronically through the Commission's Edgar system, all of which information may be viewed through accessing the Commission's Web site located at http://www.sec.gov.

         The Company's fiscal year end is June 30. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. In the event the Company's obligation to file such periodic reports, proxy statements, and other information is suspended, the Company will voluntarily continue to file such information with the Commission. The Company will distribute to its stockholders annual reports containing audited financial statements together with an opinion by its auditing accountants. In addition, the Company may, in its discretion, furnish quarterly reports to stockholders containing unaudited financial information for the first three quarters of each year.

                               PROSPECTUS SUMMARY



     The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere in this Prospectus. Statements contained in this Prospectus which are not historical facts are forward looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements with respect to plans, projections, or future performance of the Company and are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

     USA Bridge Construction of N.Y., Inc. (the ACompany@) was incorporated in the State of New York, on September 4, 1990, as Metro Steel Structures, Ltd. The Company amended its Certificate of Incorporation to effect a change in its name to U.S. Bridge of N.Y., Inc. in January 1995, and on January 12, 1998, it amended its Certificate of Incorporation to effect a change in its name to its current name.

     The Company commenced operations in or about June 1993 to serve primarily as a general contractor for construction projects sponsored by federal, state, and local government authorities in the New York State and Metropolitan areas. Though formed to operate as a general contractor, the Company operated initially only as a subcontractor. The Company=s goals were to become a general contractor for municipal projects; however, the Company needed financing to enable it to obtain bonding which is required for all municipal projects. To date, the Company has provided steel erection for building, roadway, and bridge repair projects for general contractors who have been engaged by private and municipal/governmental customers. As of December 31, 1997, the Company completed in excess of twenty (20) projects with an aggregate project value of $39,423,724 and was engaged in three (3) projects with an aggregate value of approximately $12,752,681. The Company plans to maintain its subcontractor presence in the steel industry; however, it intends also to focus on obtaining projects as a general contractor.

         In recent years there has been a resurrection in the construction industry in the New York Metropolitan Area. Major transportation arteries in New York are under extensive construction to increase their ability to handle the ever increasing volumes of traffic they carry. Work is in progress on the major thruways, expressways, and parkways across New York State. The Company currently is preparing subcontracting and general contracting bids for some of the roadway projects in the Metropolitan area and is continuing to submit bids on private projects as well.

         The Company obtains its projects primarily through the process of competitive bidding. In response to bid requests, the Company submits to the soliciting entity a proposal detailing its qualifications, the services to be provided, and the cost of its services. Based on an evaluation of the proposals submitted, the soliciting entity awards the contract to the bidder it deems appropriate.

     The Company shall continue to bid on both private and public sector projects as a general contractor and a subcontractor. Most of the steel fabrication projects, both public and private sector, require Bid Bonds and Payment and Performance Bonds. Rarely do the steel erection projects require such bonds, and when the Company performs erection and fabrication services together on a project, typically only the fabrication portion of the job is bonded. The Company=s ability to obtain bonding and its bonding capacity are primarily determined by its net worth, liquid working capital (consisting of cash and accounts receivable), past performance, management expertise, the number and size of projects under construction, and various other factors.

     In December 1996, for its general contracting projects, the Company obtained a commitment for a Surety Bond Line of Credit ($10,000,000 single project limit) from United American Guarantee Company, Ltd. (AUAGC@). This commitment allows the Company to pursue those general contracting projects in the public and private sectors which require Performance Bonds. To date, it has also allowed the Company to obtain Performance Bonds and Labor and Material Bonds for the three subcontracting projects which have required same: the EklecCo., Grand Central Terminal, and Korean Mission projects. Since New York State and City agencies require bonds from bonding companies licensed by the State of New York, however, and UAGC is not a New York licensed bonding company, the Company is as yet unable to bid as a general contractor on projects for New York State and City agencies.

     The Company's executive offices are located at 53-09 97th Place, Corona, New York 11368. The Company's telephone number at its principal office is (718) 699-0100

                                The Offering (1)





Securities Offered                                            3,494,500 shares of Common Stock issuable upon the exercise of the
                                                              Warrants.





Outstanding prior to Warrant Exercise:
     Common Stock ...........                                 2,749,182 shares
     Warrants Y...YYYY..                                      3,494,500





After the Exercise of  the Warrants:
         Common Stock ..........                              6,243,682 shares





Use Of Proceeds .........                                     The net proceeds from the exercise of any Warrants will be used by the
                                                              Company for working capital. See AUse of Proceeds.@





Terms of the WarrantsYY.                                      Each Warrant entitles the holder thereof to purchase one share of
                                                              Common Stock at $3.00 until August 8, 2000. The Warrants are redeemable by the Company at any time upon 30 days prior notice at a price of $.05 per Warrant, provided the closing bid quotation of the
                                                              Common Stock for at least 20 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the then effective exercise during the 30 day notice period. Any holder who does not exercise his Warrants prior to their expiration or redemption, as the case may be, will forfeit his right to exercise his Warrants.





Risk Factors                                                  An investment in the Securities offered hereby is highly speculative.
                                                              The statements contained in this Prospectus which are not historical facts contain forward looking information with respect to plans, projections, or future performances of the Company the occurrences of which involve certain risks and uncertainties as detailed herein. See
                                                              ARisk Factors.@





NASDAQ Symbol(2)                                              Common Stock.............USBR
                                                              Warrants.....................USBRW

(1) Unless otherwise indicated, no effect is given in this Prospectus to the issuance of (i) 3,494,500 shares of Common Stock reserved for issuance upon the exercise of the Warrants, and (ii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1994 Senior Management Incentive Plan (the APlan@), except for such shares as have been issued under the Plan. See AManagement - Senior Management Incentive Plan.@

(2) The Company=s Securities are listed on the Nasdaq National Stock Market (ANasdaq@). Quotation on Nasdaq does not imply that a meaningful, sustained market for the shares of Common Stock or Warrants has developed or will develop. In addition, continued inclusion in Nasdaq is subject to certain maintenance criteria. The failure to meet these maintenance criteria in the future may result in the discontinuance of the listing of the Company's shares and Warrants on Nasdaq, which may have an adverse effect on the market for the Company's Securities. See ARisk Factors.@

Summary Financial Data:


         Set forth below is the historical summary financial information with respect to the Company for the years ended June 30, 1997 and 1996 and for the six months ended December 31, 1997 and 1996. The annual financial data for the Company has been derived from audited financial statements by Scarano & Tomaro, P.C., Certified Public Accountants. The selected historical financial data presented below at December 31, 1997 and 1996 is unaudited. In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the financial position and results of operations of the Company for these periods. The summary historical financial data presented below should be read in conjunction with the audited financial statements of the Company and related notes thereto included elsewhere in this Prospectus.


Summary of Operations Data:


=========================================================================================================================

=========================================================================================================================
                         Three Months                                    Three Months
                         Ended                  Year  Ended              Ended                   Year  Ended
                         09/30/97                06/30/97                09/30/96                 06/30/96

=========================================================================================================================

=========================================================================================================================
                         Six Months                                      Six Months
                         Ended                  Year  Ended              Ended                   Year  Ended
                         12/31/97                06/30/97                12/31/96                 06/30/96

-------------------------------------------------------------------------------------------------------------------------

                         $8,918,385             $15,455,699              $3,147,941              $7,091,396


-------------------------------------------------------------------------------------------------------------------------

Revenues                 $12,269,286            $15,455,699              $5,774,860              $7,091,396


-------------------------------------------------------------------------------------------------------------------------

                         $562,511               $602,465                 $406,122                ($824,373)


-------------------------------------------------------------------------------------------------------------------------

Net Income (loss)        $     626,660          $     602,465            $  560,652              $  (824,373)


-------------------------------------------------------------------------------------------------------------------------

                         $.24                   $.30                     $.21                    ($.46)
=========================================================================================================================
-------------------------------------------------------------------------------------------------------------------------

Net Income (loss) per share (1)

                         $0.27                  $0.30                    $0.29                   $(0.46)
=========================================================================================================================

Summary Balance Sheets Data:


=============================================================================================================
                                    June 30                          September 30        September 30
-------------------------------------------------------------------------------------------------------------
                            1997                1996                 1997                1996
=============================================================================================================
                                    June 30                          December 31         December 31
-------------------------------------------------------------------------------------------------------------

                            1997                1996                 1997                1996
-------------------------------------------------------------------------------------------------------------

                            $5,645,087          $4,671,526           $6,205,300          $5,021,855

-------------------------------------------------------------------------------------------------------------

Working Capital             $5,645,087          $4,671,526           $ 7,696,016         $ 5,250,969

-------------------------------------------------------------------------------------------------------------

                            $12,278,818         $6,223,115           $14,507,409         $7,365,943

-------------------------------------------------------------------------------------------------------------

Total Assets                $12,278,818         $6,223,115           $13,424,363         $ 8,281,214

-------------------------------------------------------------------------------------------------------------

                            $6,612,286          $1,532,798           $8,278,366          $2,269,504

-------------------------------------------------------------------------------------------------------------

Total Liabilities           $6,612,286          $1,532,798           $ 7,131,171         $ 3,030,245

-------------------------------------------------------------------------------------------------------------

                            $5,666,532          $4,690,317           $6,229,043          $5,096,439

=============================================================================================================

Stockholders' Equity        $5,666,532          $4,690,317           $ 6,293,192         $ 5,250,969

=============================================================================================================


     (1) Weighted average number of shares outstanding at December 31, 1997; December 31, 1996; June 30, 1997; and June 30, 1996 are 2,302,515; 1,907,515;
1,961,265; and 1,807,354, respectively.

                                  RISK FACTORS


         The Securities offered hereby are speculative and involve a high degree of risk. The purchase of Securities should not be considered by anyone who cannot afford the risk of loss of his entire investment. The statements contained in this Prospectus which are not historical facts contain forward looking information with respect to plans, projections, or future performances of the Company, the occurrences of which involve certain risks and uncertainties as detailed herein.

     1. Unanticipated Costs, Expenses, and Difficulties in Commencing Projects as a General Contractor. Although the Company and Mr. Polito have experience as subcontractors in the erection and fabrication of steel structures, neither has experience as a general contractor. The Company is expanding its operations and is seeking projects in its capacity as a general contractor, however. There can be no assurances that the Company will be able to implement this aspect of its business plan successfully or that unanticipated expenses, problems, or difficulties will not result in material delays in the implementation or ability of the Company to implement such plan.

     As general contractor, the Company will contract directly with the owner to perform an entire project at a set value. The Company will be responsible for all aspects of the project and will be required to hire and oversee the work of subcontractors. In addition to the unanticipated costs or problems that may be incurred as a general contractor, many contracts are also subject to completion requirements with liquidated damages assessed against the Company if schedules are not met. The Company has not been materially adversely affected by these provisions in the past as a subcontractor. Though the Company has submitted general contracting bids on several public and private sector projects, none of such bids have been accepted.

     The Company has, however, commenced two projects as a prime contractor. A prime contractor is a contractor which performs a specific category of work on a project. Unlike the general contractor, the prime contractor is responsible for performance of that category alone, not the entire project. Like the general contractor, the prime contractor typically contracts directly with the owner or via the owner=s construction manager acting as agent therefor; thus, unlike the subcontractor, the prime contractor is responsible exclusively to the owner.

     2. Dependence on Bonding; Bonding Requirements. As a general contractor, and to some extent as a subcontractor, the Company anticipates being required to provide bonding in the form of Bid and/or Performance Bonds. Most government contracts require bonding. Bids are submitted to the company accepting the bids together with Bid Bonds. A Bid Bond is a bond issued by a bonding company which is usually in an amount equal to 10% of the bid price and which guarantees that the contractor will be able to produce such other additional documents and information required in order to commence the project including the issuance of a Performance Bond. A Performance Bond is a guarantee by a surety, customarily 100% of the value of the contract amount, that the contractor will complete the project pursuant to the terms and conditions of the contract.




     In determining whether to issue a bond, surety companies perform credit checks and other due diligence disclosure requirements and investigate the Company=s capitalization, working capital, past performance, management's expertise, and other factors. The surety companies require companies receiving bonding to maintain certain amounts of capital and liquid assets and base the amount of bonding they will issue on a formula, which is usually based on certain industry standards which take into account such factors. The surety companies also require that the bonds be personally guaranteed by Mr. Polito.



     3. Inability to Obtain New York State and City Agency Projects as a General Contractor. New York State agencies require bonds from bonding companies they have approved. The Company has received bonding from a company which is not approved for state and city projects; therefore, the Company is unable to bid as a general contractor on projects for New York State and City agencies. The Company has approached several New York approved bonding companies; however, as of the date hereof, it has not been approved by any such company to receive bonding.

     There can be no assurance that the Company will be able to obtain bonding from a New York licensed bonding company. In addition, new or proposed legislation in various jurisdictions may require the posting of substantial additional bonds or require other financial assurances for particular projects. Therefore, there can be no assurances that the Company will be able to implement its proposed business plan to obtain projects as a general contractor. See ABusiness - The Company,@ A-- The Contract Process; Bidding@ and A-- Insurance and Bonding.@

     4. Risk Associated with Type of Bid. There are two types of bid requests made by a soliciting entity: a unit cost bid and a lump-sum bid. The unit cost bid is based upon a cost per unit basis; a lump-sum bid obligates the Company to complete the project at a fixed price. With a lump-sum bid, the risk of estimating the quantity of units required for a particular project is on the Company, while with a unit cost bid, the Company must estimate the per unit cost, not the number of units needed. Any increase in the Company's unit cost over its unit bid price or cost over its lump-sum bid, whether due to inefficiency, faulty estimates, weather, inflation, or other factors, must be borne by the Company and may adversely affect its results of operations. See ABusiness - The Contract Process; Bidding.@

     5. Amount and Concentration of Construction Projects and Receivables. For the year ended June 30, 1997, the Company had three unrelated customers, which accounted for approximately 86% of total revenues. For the six months ended December 31, 1997, the Company had two unrelated customers, which accounted for approximately 81% of total revenues. At June 30, 1997 and December 31, 1997, approximately 83% and 77% of contracts receivables are due from four and three customers, respectively . The discontinuance of any of these projects, or a general economic downturn in the State of New York, in which the projects are located, could have a material adverse effect on the Company's results of operations. See ABusiness - Work in Progress; Backlog and Concentration of Customers.@

     6. Competition. All aspects of the Company's business are and will continue to be highly competitive. Many subcontractors and general contractors have substantially greater personnel and financial resources and sales than those of the Company. When general contractors seek construction contracts, they request bids from numerous subcontractors based on the various requirements of the project. These subcontractors compete primarily as to price, name recognition, and prior performance. Given Joseph Polito=s (and many of his employees=) thirty plus year presence in the construction industry, the Company believes its name is readily recognized by virtue of association therewith. As for the Company=s prior performance, while the Company has operated only since 1993, Atlas Gem Erectors Co. Inc. (AAtlas Gem@) - a former steel erector subcontractor or prime contractor for private and governmental construction projects - was incorporated in 1986 and operated as such until the Company purchased from it, in 1993, six then existing contracts (Stillwell Avenue, 39th Street Bridge Rehabilitation, Honeywell Street Bridge, New England Throughway, Lemon Creek and Kosciuszko Bridge projects) for steel erection services. Mr. Polito was the President, Director, and sole shareholder of Atlas Gem; thus, his prior performance is identifiable.

     As a general contractor, the Company will be competing with many larger and more experienced (and thus more established) contractors whose names are more readily recognized and whose relationships with federal and state municipalities and agencies - and those private companies who solicit bids for bridge and roadway repair and replacement projects and furnishment and erection of steel structure for buildings projects - have been established. The Company's competitors are numerous, and many have substantially greater research and development, marketing, financial, and human resources than the Company. There can be no assurance that the Company will be able to compete successfully. See Risk Factor 13. - ADependence on Management; Ailing Health of Joseph Polito@ and ABusiness - Competition.@

     7. Dependence on Suppliers; Subcontractors; Union Employees. The Company receives approximately 60% of the steel it requires from Hirschfeld Steel Co., Inc. (AHirschfeld@). The Company currently depends upon various vendors to supply spare parts, cranes, and other heavy equipment, and its ability to hire skilled workers depends upon its ability to comply with certain union agreements and contracts. The Company does not depend on any one vendor to provide it with spare parts, cranes, and other heavy equipment. The Company rents an immaterial amount of cranes from Crown Crane, Inc. (ACrown@), a company of which Joseph Polito is a 50% shareholder, and an immaterial amount of generators and other equipment from Atlas Gem Leasing Inc. (AAGLI@), a company which is wholly owned by Joseph Polito. The Company believes that there are a sufficient number of vendors so that in the event any individual or group of vendors can no longer service the Company's needs, the Company will be able to find other vendors at competitive prices.

     The Company hires skilled steel workers represented by the International Union of Structural Ironworkers, Locals 40, 361, & 417 and International Operating Engineers Locals 14, 14B, 15, 15A, 15C, 15D, and 825 and Cement Masons Local 472 (collectively referred to as the AUnions@). The Company must comply with agreements wit the unions, which agreements regulate all employment issues
- including pay, overtime, working conditions, vacations, benefits, etc. - between the Company and the union employees. These agreements expire on June 30, 1999. No assurance can be given that the Company will continue to be in compliance with the Unions or successfully negotiate extensions to the Company's agreements with such Unions. In the event problems or conflicts with the Unions arise or there is a loss of skilled steel and operating engineers, this would have a detrimental effect on the Company's operations.

     The Company's success as a general contractor, in part, will be dependent upon its ability to hire workers and comply with union contracts and agreements and to oversee and retain qualified subcontractors to perform certain work for projects the Company receives as general contractor. Although the Company believes that it will be able to attract subcontractors to bid on projects it bids as general contractor, there can be no assurances that the Company will in fact be able to attract such subcontractors. As a general contractor, the Company will be responsible for performance of the entire contract, including the work to be performed by subcontractors. Accordingly, the Company may be subject to substantial liability if a subcontractor fails to perform as required. In addition, unanticipated difficulties may arise in hiring and overseeing subcontractors. See ABusiness - Suppliers and Subcontractors@ and A-- The Contract Process.@

     8. Government Regulation; Potential Liability for Environmental Damages and Personal Injuries. The Company must comply with the Occupational Safety and Health Administration (AOSHA@), a federal agency which regulates and enforces the safety rules and standards for the construction industry. It also must comply with (i) the New York City Department of Buildings, which regulates the placement and testing of cranes; and (ii) the New York Department of Transportation which regulates the location of the cranes, vehicular traffic, and the routing of pedestrian traffic. In addition, the Company must comply with a wide range of other state and local rules and regulations applicable to its business, including regulations covering labor relations, safety standards, affirmative action, and the protection of the environment including requirements in connection with water discharge, air emissions, and hazardous and toxic substance discharge. Continued compliance with OSHA and the broad federal, state, and local regulatory network is essential and costly, and the failure to comply with such regulations may have an adverse effect on the Company's operations.

     The construction industry is subject to significant risks of statutory, contractual, and common law liability for environmental damages and personal injury. The Company, and in certain instances, its Officers, Directors, and employees, may be liable for claims arising from its on-site or off-site services, including mishandling of hazardous or non-hazardous waste materials or environmental contamination caused by the Company or its subcontractors, the costs of which could be substantial, even if the Company exercises due care and complies with all relevant laws and regulations. The Company is also subject to worker and third party claims for personal injury, resulting in substantial liability for which it may be uninsured. The Company carries insurance which it considers sufficient to meet regulatory and customer requirements and to protect the Company's assets and operations. Nevertheless, an uninsured claim against the Company could have a material adverse effect on the Company's financial condition and results of operations. Moreover, any inability to obtain insurance of the type and in the amounts required in connection with specific projects could impair the Company's ability to bid on or complete such projects. See ABusiness - Government Regulations@ and A --Litigation.@

     9. Payroll Taxes. As of December 31, 1997, the Company owed withholding taxes, including estimated penalties and interest, in the approximate aggregate amount of $1,832,709, to the Internal Revenue Service, New York State, and New York City. If such amounts are not paid by the Company, the state and city agencies can levy on the accounts, assets, and future earnings of the Company. See AManagement's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources for Plan of Payment.@

     10. Seasonality; Weather Conditions. Though the Company does not believe its business is seasonal, its operations slow during the winter months due to the decreased productivity of the workers caused by the inability to work in severe weather conditions. As a result of the foregoing, the Company's costs are increased.

     11. Control by Management, USABG Corp., and Joseph Polito. Joseph Polito, President and a Director, owns approximately 62.8% of the common stock of the Company's parent, USABG Corp. (ACorp.@). Accordingly, Mr. Polito, through his ownership of Corp., will continue to be able to elect the entire Board of Directors of the Company and to direct the affairs of the Company.

     On consummation of the Offering, a Special Warrant was issued by the Company to Corp. This Special Warrant entitles Corp. to purchase such number of shares of the Company's Common Stock, at a purchase price of $2.50 per share, as allow Corp. to increase its ownership of the Company=s Common Stock in the event such ownership falls below 50% due to the exercise of the Warrants. The Special Warrant is exercisable only to the extent that the number of shares of Common Stock acquired upon its exercise will increase Corp.'s ownership of the Company's Common Stock to no more than 50.1% of the issued and outstanding shares of Common Stock on the date of exercise. In addition, the Company agreed to issue to Corp. one share of its Series A Preferred Stock for every ten shares of Common Stock issued pursuant to the exercise of the Warrants. Each share of Series A Preferred Stock has the right to ten votes on all matters submitted to a vote of the shareholders. See ADescription of Securities - Series A Preferred Stock@ and A-- Special Warrant.@



     12. Conflicts of Interest. Joseph Polito estimates that he devotes 80% of his business time to the operations of the Company and a combined 20% to all of the other companies he owns and operates. Because Mr. Polito is an Officer, Director, and principal shareholder in other companies, some of which transact business with the Company, certain issues may pose conflicts of interest, and decisions made by Mr. Polito with respect to such issues may compromise Mr. Polito=s fiduciary duty to the Company. Any remedy under state law, in the event such circumstances arise, most likely would be prohibitively expensive and time consuming.


     In June 1995, the Board of Directors formed an audit committee which comprises two outside Directors and one inside Director, Ronald Polito. The audit committee reviews the Company's audited financial statements and any potential conflicts of interest between any of the Company's Officers,
Directors, employees, affiliates, or associates. In addition to the audit committee reviewing and resolving any conflicts of interest, the Officers and Directors of the Company have a fiduciary obligation to deal fairly and in good faith with the Company. See AManagement,@ ACertain Relationships and Related Transactions,@ ABusiness - History@ and ADescription of Securities.@



     13. Dependence on Management; Ailing Health of Joseph Polito. The Company is dependent upon the personal efforts and abilities of Joseph Polito, the Company's President and the majority shareholder of Corp. (the Company=s parent). Mr. Polito has been active in the construction industry for in excess of thirty years and it is through his name and personal and professional relationships with general contractors that the Company is widely recognized in the industry. In April 1995, Mr. Polito entered into a three year employment agreement with the Company: the agreement expires in June 1998. Pursuant to the terms of the agreement, he is restricted from competing with the Company. Mr. Polito has agreed to devote 80% of his business time to the operations of the Company.

     Mr. Polito=s cardiologist and neurologist have diagnosed him with (i) coronary artery disease, severe angina, significant hypertension, and (ii) cerebrovascular compromise and recurrent TIA, respectively. These diagnoses are indicative of a high probability of acute heart attack, stroke, and possibly sudden death given high levels of stress and anxiety. The threat of such occurrences has prevented and shall continue to prevent Mr. Polito from performing certain functions, such as completing full work weeks or working excessive hours, which would exert too great a physical strain on his health. Because the relationships forged by Mr. Polito throughout the years in the industry are a significant factor in the Company=s obtaining projects from general contractors, the loss of the services of Mr. Polito would adversely affect the business of the Company. Neither the Company nor Corp. has key-man insurance on the lives of Mr. Polito or any other Officer or Director. See AManagement - Employment Agreements.@

     14. Indemnification of Officers and Directors. As permitted under the New York Business Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the Directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as Directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against Directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against Directors and other types of shareholder litigation. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, Officers, and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. See ABusiness - Recent Developments@ and AManagement.@

     15. Limited Public Market for Securities. At present, there is a limited public market for the Company's Securities which are traded on the Nasdaq National Stock Market under the symbol AUSBR.@ There is no assurance that a continued regular trading market will develop, or that if one does develop, it will be sustained for any period of time; therefore, purchasers of the Company=s Securities may be unable to resell same at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's Securities as pledged collateral for loans even if a regular trading market does develop. The underwriter of the Company's Offering was a dominant influence in the market for the Company's Securities until August 1996. In August 1996, the underwriter ceased operations. The market for the Company's Securities has been significantly affected and may continue to be affected by the loss of this market maker's participation in the market, including decreasing significantly the liquidity of an investment in such Securities.

     16. No Dividends and None Anticipated. The Company has not paid any dividends; nor, because of its present financial status and its contemplated financial requirements, does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. See ADividend Policy.@

     17. Increase Public Float Through Shares Available for Resale. A total of 2,749,182 shares of Common Stock have been issued by the Company. 1,225,665 of such Shares may be deemed Arestricted securities@ (as such term is defined in Rule 144 issued under the Act) and, in the future, may be publicly sold only if registered under the Act or pursuant to an exemption from registration. Any such sales under Rule 144 would, in all likelihood, have a depressive effect on the market price for the Company's Common Stock and Warrants. See AShares Eligible for Future Sale.@

     18. Possible Future Dilution. The Company has authorized capital stock of 10,000,000 shares of Common Stock, par value $.001 per share. Inasmuch as the Company may use authorized but unissued shares of Common Stock without stockholder approval in order to acquire businesses, to obtain additional financing, or for other corporate purposes, there may be further dilution of the stockholders' interests.

     19. Restrictions on Exercise of Warrants; Necessity for Updating Registration Statement. The Warrants are not exercisable unless, at the time of their exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified, or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Warrants. The Company is filing this Post-Effective Amendment and must have same declared effective before the Warrants may be exercised. The Company has undertaken to use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants; however, there is no assurance that it will be able to do so. The Company will notify all Warrantholders and its transfer agent that the Warrants may not be exercised in the event there is no current prospectus.

     Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until (i) the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or (ii) an exemption from such qualification exists in such jurisdictions, and Warrantholders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See ADescription of Securities - Warrants.@

     20. Possible delisting of Securities from NASDAQ System; Risks of Low Priced Stocks. In August 1997, Nasdaq increased its maintenance requirements whereby in order to continue to be listed on Nasdaq, the Company is required to maintain (i) net tangible assets of at least $4,000,000, (ii) a minimum bid price of $1.00, (iii) two market makers, (v) 400 stockholders, (vi) at least 750,000 shares in the public float, and (vii) a minimum market value for the public float of $5,000,000. In the event the Company's Securities are delisted from Nasdaq, trading, if any, in the Securities will thereafter be conducted on either the Nasdaq SmallCap Stock Market or in the over-the-counter market on the OTC Bulletin Board. As a consequence of such delisting, an investor may find it more difficult to dispose, or to obtain accurate quotations as to the price, of the Company's Securities. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or that if developed, it will be sustained for any period of time.

     21. Penny Stock Regulation. Broker-dealer practices in connection with transactions in Apenny stocks@ are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their Securities.

     22. Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company at any time during the period they are exercisable upon notice of not less than 30 days, at a price of $.05 per Warrant, provided the closing bid quotation of the Common Stock for at least 20 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants. Redemption of the Warrants could cause the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to continue to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Company will not redeem the Warrants at any time in which its registration statement is not current, so that investors will be able to exercise their Warrants during the 30-day notice period in the event of a Warrant redemption by the Company. See ADescription of Securities - Warrants.@


     23. DIVIDEND POLICY

     The Company has not paid cash dividends and intends to retain earnings, if any, in the foreseeable future for use in its activities. Payment of cash dividends on the Company's Common Stock in the future will be wholly dependent upon the Company's earnings, financial condition, capital requirements, and other factors deemed relevant by the Board of Directors. It is not likely that cash dividends will be paid on the Company's Common Stock in the foreseeable future.



                                 USE OF PROCEEDS


     The maximum net proceeds to be received if all Warrants are exercised is $10,483,500. Any proceeds received from the exercise of the Warrants will be used for general working capital needs. However, there can be no assurances that all or any portion of the Warrants will be exercised, and due to the current bid price of the Common Stock, the Company does not expect any of the Warrants to be exercised at this time.

                MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
                                     MATTERS

Market Information.


     The Company's Common Stock and Warrants are currently quoted on the Nasdaq National Stock Market. The following table sets forth representative high and low sales price quotes as reported by a market maker, during the period from August 9, 1995 through March 18, 1998. Price quotations reflect prices between dealers and do not include resale mark-ups, mark-downs, or other fees or commissions.


                                                               Common Stock                          Warrants
Calendar Period                                               Low      High                      Low              High


         1996
01/01/96 - 03/31/96                                           9 3/4    10 1/2                    5 1/4             6 1/2
04/01/96 - 06/30/96                                           9 1/2    10 7/8                    5 1/4             6 5/8
07/01/96 - 09/30/96                                           1        10 3/4                      3/16            6
10/01/96 - 12/31/96                                           1 1/8      2 1/16                    3/32              13/32

         1997
01/01/97 - 03/31/97                                           1 3/8      2 3/4                      5/32              5/8
04/01/97 - 06/30/97                                           1 9/16     2 5/8                      9/32             17/32
07/01/97 - 09/30/97                                           2 3/16     2 23/32                    1/4              15/32


10/01/97 - 12/31/97                                            15/16     2 3/4                      5/32             11/32

         1998
01/01/98 - 03/31/98                                           1 13/32    3 3/8                      5/32             19/32


     In October 1997, the Company=s Board of Directors adopted a resolution decreasing the exercise price of the outstanding Warrants from $6.00 to $3.00. No other terms of the Warrants were amended. In addition, the Board authorized the Company to prepare and file a Post-Effective Amendment to its registration statement to update the information therein enabling the Warrants to become exercisable. Each Warrant entitles the holder thereof to purchase one share of the Company's Common Stock, at an exercise price of $3.00 per share, until August 8, 2000. The Warrants and the Common Stock underlying same are in registered form pursuant to the terms of a Warrant Agreement executed by and between the Company and North American Transfer Co., as warrant agent, so that the holders of the Warrants will receive unrestricted shares of Common Stock upon their exercise thereof and payment therefor. No value was attributed to the Warrants as of the date of the decrease in exercise price to $3.00 per share as the market price of the Common Stock for a substantial period of time prior to the decrease was less than $3.00 per share.

     As of March 31, 1998, there were approximately 20 holders of record of the Company's Common Stock, although the Company believes that there are approximately 1200 additional beneficial owners of shares of Common Stock. As of March 31, 1998, the number of shares of Common Stock outstanding was 2,749,182.

     The Company has paid no dividends and has no present plan to pay dividends. Payment of future dividends will be determined from time to time by the Board of Directors based upon the Company=s future earnings (if any), financial condition, capital requirements, and other factors. The Company is not presently subject to any contractual or similar restriction on its present or future ability to pay such dividends.

                                    BUSINESS

History


     The Company was incorporated in the State of New York, on September 4, 1990, as Metro Steel Structures, Ltd. The Company amended its Certificate of Incorporation to effect a change in its name to U.S. Bridge of N.Y., Inc. in January 1995, and on January 12, 1998, it again amended its Certificate of Incorporation to effect a change in its name to its current name. Also in January 1995, the Company amended its authorized capital (i) to increase the number of authorized shares of Common Stock from 200 to 10,000,000; (ii) to increase the par value of the Common Stock from no par value to $.001 par value per share; (iii) to authorize 500,000 shares of Preferred Stock, par value $.01 per share ( Athe Preferred Stock@); and (iv) to designate 400,000 shares of the Company=s Preferred Stock as ASeries A Preferred Stock.@ Also at such time, the Company effected a 29,687.50 for one forward split of its Common Stock, pursuant to which there became 950,000 shares of Common Stock outstanding.

     Pursuant to an agreement and plan of merger executed by and between the Company and Corp. effective as of April 25, 1994, Corp. issued an aggregate of 2,820,000 shares of its common stock to the stockholders of the Company in exchange for all of said stockholders= shares of Company Common Stock Joseph Polito, the principal stockholder of the Company, received, in exchange for his shares of the Company=s Common Stock, 2,380,000 shares of Corp.=s common stock. Accordingly, the Company became a wholly owned subsidiary of Corp., and Joseph Polito became an 80% shareholder in the Company. His ownership decreased to 75.4% upon completion of the Offering in August 1995. The AAcquisition@ was accounted for as a Arecapitalization@ of Corp.


23.      1995 Private Placement

     Immediately prior to Corp.=s Acquisition of the Company, the Company completed a private placement offering of Common Stock, whereupon it sold an aggregate of 148,200 post-split shares of Common Stock. The Company received net proceeds of $502,594 after the deduction of offering expenses of $47,406. Pursuant to the terms of the Acquisition, each subscriber in the private placement exchanged each Company share held prior to the Acquisition for 20,000 post reverse split shares of Corp.=s common stock. Corp. agreed to register the shares purchased in the private placement in a Registration Statement under the Securities Act of 1933, as amended (the AAct@), one time only, upon demand by any of the investors in the private placement, after June 30, 1995.

     The Company commenced operations in or about June 1993 to serve primarily as a general contractor for construction projects sponsored by federal, state, and local government authorities in New York State and in the New York City metropolitan area. Previously, through other entities, Joseph Polito furnished and provided steel erection as a subcontractor for private and governmental construction projects. Since its commencement of operations in June 1993, the Company has provided steel erection for building, roadway, and bridge repair projects for general contractors who have been engaged by private and municipal/governmental customers. As of December 31, 1997, the Company had completed in excess of twenty (20) projects, with an aggregate project value of $39,423,724, and was engaged in three (3) projects with an aggregate value of approximately $12,752,681. The Company plans to maintain its subcontractor presence in the steel industry; however, now that it has obtained general contractor bonding, it intends to focus on obtaining projects as a general contractor.

     Though formed to operate as a general contractor, the Company operated initially only as a subcontractor. The Company=s goals were to become a general contractor for municipal projects; however, it needed financing to enable it to obtain bonding which is required for all municipal projects.

     On June 15, 1993, the Company purchased, from Atlas Gem Erectors Co., Inc. (AAtlas Gem@), six then existing contracts to perform steel erection services for the following projects: Stillwell Avenue, 39th Street Bridge Rehabilitation, Honeywell Street Bridge, New England Thruway, Lemon Creek, and Kosciuszko Bridge. Upon its sale of these contracts to the Company and completion of its final project in September 1994, Atlas Gem ceased operations. The Company purchased Atlas Gem contracts to add to its then backlog in order to avoid a conflict of interest, as the two entities - which were controlled by Joseph Polito as Officer, Director, and principal stockholder - were engaging in similar, but different work.



The Company


     The following table lists, as of December 31, 1997, (i) all companies in which Joseph Polito is either an Officer, Director, or principal shareholder; and (ii) the activities engaged in by such companies with the Company or any of its subsidiaries:

                                    Year            J. Polito's                      Activities with the        Place of
Company Name(1)                     of Inc.         Title             Ownership(%)   Company and NY             Business

USABG Corp.(2)                      1988            Pres./Director    61%            Parent Company             Queens, NY



R.S.J.J. Realty Corp.(3)            1983            Pres./Director    100%           Leases the offices and     Queens, NY

                                                                                     storage space to the
                                                                                     Company


Crown Crane, Inc.(3)                1988            --                50%            Supplies cranes to the     Brooklyn, NY
                                                                                     Company for use in the
                                                                                     erection of steel

Atlas Gem Leasing,                  1986            Pres./Director    100%           Supplies welding           Queens, NY
Inc.    (3)                                                                          machines and compressors

                                                                                     to the Company



USA Bridge                          1990            Pres./Director     56.8%         Provides steel erection    Queens, NY
Construction                                                                         buildings, roadway, and
of N.Y., Inc. (3)(4)                                                                 bridge repair projects

(footnotes from previous page)

     (1) Except as disclosed hereunder, no company listed is beneficially owned by another entity; nor does any company have any subsidiaries. No company listed, except for Corp., has conducted any business operations under any name except for its corporate name See A-History.@

     (2) Incorporated in the State of Delaware. U.S. Bridge Corp. amended its Certificate of Incorporation to effect a change in its name to USABG Corp. on January 14, 1998.

     (3) Incorporated in the State of New York.



     (4) Joseph Polito, through his ownership of approximately




     62.8% of the outstanding shares of the Corp., may be deemed the beneficial owner of the shares of the Company owned by Corp. The Company amended its Certificate of Incorporation to effect a change in its name from U.S. Bridge of N.Y., Inc. to USA Bridge Construction of N.Y., Inc. on January 12, 1998.


     Schedule of Completed Projects. Below is a table detailing the projects completed by the Company since its formation.

             Schedule of Completed Contracts as of December 31, 1997

                                                                                                             Costs and Estimated
                                                                                                             Earnings in Excess
Project Name                     Contract Amount         Contract Date              Type of Contract         of Billings (1)
------------                     ---------------         -------------              ----------------         --------------------

Van Wyck                         195,500                 April 1992                 Lump-Sum
39th Street Bridge               2,538,252               June 1993                  Lump-Sum
39th Street (Demolition)         679,046                 February 1993              Lump-Sum
New England Thruway

                                 2,409,058               June 1993                  Lump-Sum

Honeywell(2)                     1,100,000               June 1993                  Consulting Agreement
Kosciuszko Bridge                3,034,281               June 1993                  Lump-Sum                  367,997

Stillwell Avenue Bridge          8,084,655               June 1993                  Lump-Sum
Cross Bronx Expressway              60,176               March 1994                 Lump-Sum
Robert Moses Causeway              540,118               December 1994              Lump-Sum
4th Avenue Bridge                  387,965               May 1995                   Lump-Sum
201 East 80th Street             1,692,797               May 1995                   Lump-Sum

Centereach                         186,500

                                                         June 1995                  Lump-Sum
Pro-Camera                          50,275               August 1995                Lump-Sum
UDC                                 82,400

                                                         August 1995                Lump-Sum
Williamsburg Houses(3)             543,627               April 1996                 Lump-Sum
South Avenue Plaza                 286,051               May 1996                   Lump-Sum
Hellgate Viaduct Structures        286,080               Oct. 1996                  Lump-Sum                   69,000

Indonesian Mission

                                   348,000               Nov. 1996                  Lump-Sum                  108,000



EklecCo                         16,711,041               June 1996                  Lump-Sum
Others(4)                          207,902               N/A                        N/A

Total                           39,423,724                                                                    544,997

     (1) ACosts and estimated earnings in excess of billings,@ represents costs and profits which were unbilled until after December 31, 1997.

     (2) Consulting agreement with John P. Picone, Inc. (APicone@), whereby the Company entered into a consulting agreement with Picone, who was awarded the project. The agreement provided that for 50% of the profits of the project, the Company would provide Picone with its expertise in steel erection, supply qualified workers, and oversee the rehabilitation of the bridge. Picone put the Company's employees on its payroll and incurred all expenses of the project.

     (3) This project, which bore an original contract price of $2,517,651, was on hold for a considerable period of time pending a dispute not involving the Company. The Company believes that it will not return to this project and thus deems the project complete.

     (4) Total estimated project value of a collection of smaller projects completed.

     Prior to leasing equipment from Crown or AGLI, the Company compares the costs thereof to those costs it would incur from like companies. The Company will transact business with Crown and AGLI only on terms which may be considered similar to the terms it might achieve elsewhere. In connection with such transactions, the audit committee of the Board of Directors intends to exercise reasonable judgment and take such steps as it deems necessary under the circumstances to resolve any specific conflict of interest which may occur and will determine what, if any, specific measures, such as retention of an independent advisor, independent counsel, or special committee, may be necessary or appropriate. The fact that Joseph Polito is an Officer, Director, and principal shareholder in other companies, including those that transact business with the Company, opens the potential that there may be conflicts of interest in decisions made by Joseph Polito, which decisions may compromise his fiduciary duty to the Company. Any remedy under state law, in the event such circumstances arise, most likely would be prohibitively expensive and time consuming.


Industry Overview


     In recent years, there has been a resurrection in the construction industry in the New York City metropolitan area. Major transportation arteries in New York are under extensive construction programs to increase their ability to handle the ever increasing volumes of traffic they carry. Work is in progress on the major thruways, expressways, and parkways across New York State. The Company is preparing subcontracting and general contracting bids for some of the roadway projects in the

     Metropolitan area and is continuing to submit bids on private projects as well. These projects positively affect the availability of work in diverse disciplines in the construction industry: landscaping, concrete, paving, steel, etc.



     Apart from the infrastructure construction programs, there has been an impressive increase in the restoration, alteration, and expansion of office space, residential properties, and public facilities. This increase has resulted in the Korean Mission subcontracting project. There also appears to be an infusion of foreign investment capital into the depressed real estate market in New York, prompting major renovations and alterations. This capital infusion enhances the value of property and therefore increases the incentive for new development.


The Contract Process; Bidding


     The Company obtains its projects primarily through the process of competitive bidding. In order to be fully apprised of bid solicitations, the Company (i) subscribes to bid reporting services; (ii) monitors trade journals including Engineering Record News, Dodge Report, and Brown's Letter, Inc.; (iii) monitors daily newspapers and real estate publications; (iv) utilizes membership and networking in affiliated organizations including Allied Building Trades; (v) maintains contracts with developers and other general contractors; and (vi) requests notification from various government agencies as to bid solicitations being requested.

     In response to bid requests, the Company submits to the soliciting entity a proposal detailing its qualifications, the services to be provided, and the cost of its services. Based on its evaluation of the proposals submitted, the soliciting entity awards the contract to the bidder it deems appropriate. Generally, the contract for a project is awarded to the lowest bidder, although other factors may be taken into consideration.

     The Company submits its bids after management performs a detailed review of the project specifications, an internal review of the Company=s capabilities and equipment availability, and an assessment of whether the project is likely to attain targeted profit margins. In bidding on contracts, there are two types of bid requests made by the soliciting entity: a unit cost bid and a lump-sum bid. The unit cost bid is based upon a cost per unit basis; a lump-sum bid obligates the Company to complete the project at a fixed price. With a lump-sum bid, the risk of estimating the quantity of units required for a particular project is on the Company, while with a unit cost bid, the Company must estimate the per unit cost, not the number of units needed. Any increase in the Company's unit cost over its unit bid price or cost over its lump-sum bid, whether due to inefficiency, faulty estimates, weather, inflation, or other factors, must be borne by the Company and may adversely affect its results of operations.

     Upon receipt by a New York City agency of notification that a bid submitted for a project has been declared the low bid, the city's procurement policy requires that the New York Finance Committee then approve all funds to be allocated to such project. During this time, if the Company is the low bidder, it must provide the New York City agency with such documents as are required - including a Payment and Performance Bond and a Labor and Material Bond - in order to be approved to undertake the project. Once the New York City Finance Committee has cleared the allocation of funds for a project and the agency has cleared all documentation required to be submitted by the contractor, a starting date and time table is set up for the project.


     Most government contracts provide for termination of the contract at the election of the customer, although in such event, the Company is generally entitled to receive a small cancellation fee. Many of the Company's contracts are also subject to completion requirements with liquidated damages assessed against it if schedules are not met.


     While Joseph Polito has been in the construction business for many years, the Company has only recently started bidding on projects as a general contractor, and the Company may incur unanticipated expenses, problems, or difficulties which may affect its bid prices and project profitability. Though the Company has been the low bidder on several public sector and private sector bids, it has not commenced any Company public or private sector projects as a general contractor and shall continue to seek subcontracting projects. It has, however, commenced two projects as prime contractor. A prime contractor is a contractor which performs a specific category of work on a project. Unlike the general contractor, the prime contractor is responsible for performance of that category alone, not the entire project. Like the general contractor, the prime contractor typically contracts directly with the owner or via the owner=s construction manager acting as agent therefor; thus, unlike the subcontractor, the prime contractor is responsible exclusively to the owner.

     As general contractor, the Company will be responsible for the performance of the entire contract, including work assigned to subcontractors. Accordingly, the Company is subject to liability associated with the failure of subcontractors to perform as required under the contract; thus, the Company may require its subcontractors to furnish Performance Bonds. Affirmative action regulations, however, require that the Company use its best efforts to hire minority subcontractors for a portion of the project and some of these minority subcontractors may not be able to obtain such surety bonds.


Insurance and Bonding

     The Company maintains general liability and excess liability insurance, insurance covering its construction equipment, and workers' compensation insurance in amounts it believes are consistent with industry practices. The Company carries liability insurance of $1,000,000 per occurrence which management believes is adequate for its current operations.

     Although the Company generally has not been required to provide Performance Bonds to general contractors when acting as a subcontractor, it may be required to furnish bonds guaranteeing its performance as a subcontractor in the future. Currently, the Company is serving as a subcontractor on two projects. For the EklecCo prime contracting project, which terminated in November 1997, and the Grand Central Terminal and Korean Mission subcontracting projects, which continue, the Company has been required to provide, and has provided, Performance Bonds and Labor and Material Bonds.

     The Company expects to bid on both private and public sector projects as a general contractor. Most of these projects, both public and private sector, shall require Bid Bonds and Payment and Performance Bonds. A Bid Bond is a bond issued by a bonding company which is usually in an amount equal to 10% of the bid price and which guarantees that the contractor will be able to produce such other additional documents and information required in order to commence the project including the issuance of a Performance Bond. A Performance Bond is a guarantee by a surety, customarily 100% of the value of the contract amount, that the contractor will complete the project pursuant to the terms and conditions of the contract. Most government contracts allow for termination of the contract at the election of the customer, although in such event, the Company is generally entitled to receive a small cancellation fee. Many of the Company=s contracts are also subject to completion requirements with liquidated damages assessed against the Company if schedules are not met. In the past, the Company has not been materially adversely affected by these provisions as a subcontractor.

     The Company=s ability to obtain bonding and its bonding capacity are primarily determined by its net worth, liquid working capital (consisting of cash and accounts receivable), past performance, management expertise, the number and size of projects under construction, and various other factors. The larger the project and/or the more projects in which the Company is engaged, the greater the bonding, net worth, and liquid working capital requirements. Surety companies consider such factors in light of the amount of the Company=s surety bonds then outstanding and the surety companies' current underwriting standards, which standards may change periodically. Therefore, the Company may be required to maintain certain levels of tangible net worth in connection with establishing and maintaining bonding limits. As a practical matter, such levels may limit dividends, if the Company, which might have been declared and which would limit corporate funds available for other purposes.

     In determining whether to issue a bond, surety companies perform credit checks and other due diligence disclosure requirements and investigate the Company=s capitalization, working capital, past performance, management's expertise, and such other factors, as are discussed above. The surety companies require companies receiving bonding to maintain certain amounts of capital and liquid assets and base the amount of bonding they will issue on a formula, which is usually based on certain industry standards which take into account such factors. The surety companies also require that the bonds be personally guaranteed by Joseph Polito.

     Bonding requirements vary depending upon the nature of the project to be performed. The Company anticipates paying premiums of between 1 1/4% to 3 1/2% of the total amount of the contracts to be performed. Since these premiums are generally payable at the beginning of a project, the Company must maintain sufficient working capital to satisfy the premium prior to receiving revenue from the project. Bonding premiums are a line item in the submitted bid and are included as part of the Company=s billing to its client.

     In December 1996, the Company obtained a commitment for a Surety Bond Line of Credit ($10,000,000 single project limit) from United American Guarantee Company, Ltd. (AUAGC@) for its general contracting projects. This commitment allows the Company to pursue those general contracting projects in the public and private sectors which require Performance Bonds. To date, it has also allowed the Company to obtain Performance Bonds and Labor and Material Bonds for the one prime contracting and two subcontracting projects which have required same: the EklecCo, Grand Central Terminal, and Korean Mission projects.

     UAGC is not a New York licensed bonding company; thus, the Company may be precluded from working on certain projects. This is not always an issue, however, as the requirement is sometimes waived (as in the Grand Central Terminal project) for although general contractors prefer that a subcontractor be licensed by a New York licensed bonding company, they will waive the requirement when necessary. In addition, the Company may engage in joint ventures with other companies who are bonded by a New York licensed bonding company, thereby allowing it access it might otherwise not have had.

     Work in Progress; Backlog and Concentration of Customers

     Contracts as a subcontractor and general contractor often involve work periods in excess of one year. Revenue on uncompleted fixed price contracts is recorded under the percentage of completion method of accounting. The Company begins to recognize profit on its contracts when it first accrues direct costs. As is standard construction industry practice, a portion of billings may be retained by the customer until certain contractual obligations are fulfilled.

     The following is a list of those projects in which the Company was engaged as of December 31, 1997.



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (3)
                                Contract Date/            Costs incurred/                               Costs & Est.
                                Est.                      Est. Costs     (2)        (3)                 Profit in    Backlog Amount
Contract Party/      Contract   Completion     Type of    to Complete    % of Job   Billings in Excess  Excess of     at 12/31/97
Project Name         Amount                    Contract                  Complete   of Costs & Profits  Billings
------------------------------------------------------------------------------------------------------------------------------------

Lehrer McGovern,
Bovis, Inc./Grand               May 1996                  3,045,393
Central Termina1    4,360,000   May 1998       Lump Sum     263,978      92%                            566,506          347,928

Tishman                                                   2,539,554
Construction Corp./ 6,197,750   July 1996      Lump Sum   1,253,288      67%        380,408             --             2,045,258
Louis Vuitton                    May 1998
N.A.(1)

Humphreys &
Harding, Inc./
Korean Mission (4)               Jan 1997      Lump Sum   1,049,394
                     2,194,931   May 1998                   650,537      62%        --                  326,044          834,074

Total Signed
Contracts                                                $6,634,341
                   $12,752,681                           $2,167,803                 380,408             892,550        3,227,260

------------------------------------------------------------------------------------------------------------------------------------



     (1) The Company is prime contractor (similar to general contractor) on this project.

     (2) Completion percentage is as of December 31, 1997 and is based on the percentage of costs incurred through that date to the estimated cost of the project.

     (3) ACosts and estimated earnings in excess of billings on uncompleted contracts,@ represents revenues recognized in excess of amounts billed on respective uncompleted contracts at the end of each period. ABillings in excess of costs and estimated earnings on uncompleted contracts,@ represents billings which exceed revenues recognized on respective uncompleted contracts at the end of each period.

     (4) In January 1998, due to unresolved disputes on this project, the Company received a contract termination letter from the general contractor thereof.

     For the year ended June 30, 1997, the Company had three unrelated customers which accounted for approximately 86% of total revenues. For the six months ended December 31, 1997 the Company had two unrelated customers, which accounted for approximately 81% of total revenues. At June 30, 1997 and December 31, 1997, approximately 83% and 77% of contracts receivables are due from four and two customers, respectively, of total accounts receivable. The discontinuance of any of these projects, or a general economic downturn in the State of New York, in which the projects are located, could have a material adverse effect on the Company's results of operations.

Seasonality

     Though the Company does not believe its business is seasonal, its operations slow during the winter months due to the decreased productivity of the workers caused by the inability to work in severe weather conditions. As a result of the foregoing, the Company's costs are increased.


Suppliers; Subcontractors; Unions


     For the year ended June 30, 1997, the Company received approximately 43% of the fabricated steel it required from USA Bridge Construction Corp. (Maryland) (AMD,@ formerly U.S. Bridge Corp. (Maryland)), a subsidiary of Corp. MD provided the Company with fabricated steel until November 1996, at which time MD ceased operating. Queens County Ironworks and New York Iron, Inc. provided the remainder of the steel. Since January 1998, the Company has received 60% of its steel from Hirschfeld. Neither Queens County Ironworks nor New York Iron, Inc. is affiliated with the Company, Corp., or any other Director or principal stockholder of either company. The prices paid and the terms for the steel purchased from MD were comparable to competitive prices and terms; therefore, the Company believes it now will be able to acquire same through other suppliers at similar prices and on similar terms.

     The Company currently depends upon various vendors to supply spare parts, cranes, and other heavy equipment, and its ability to hire skilled workers depends upon its ability to comply with certain union agreements and contracts. The Company rents cranes from Crown, a company of which Joseph Polito is a 50% shareholder, and rents generators and other equipment from AGLI, a company which is wholly owned by Mr. Polito. The Company believes that there are a sufficient number of vendors, so that in the event any individual or group of vendors can no longer service the Company=s needs, the Company will be able to find other vendors at competitive prices.

     As is standard practice in the construction industry, the Company=s employees, other than its office employees, are not salaried individuals. They are union employees who are hired on an as-needed, or per project, basis and are paid an hourly wage which is set by the unions with which they are associated. The Company hires skilled steel workers represented by the International Union of Structural Ironworkers local 40, 361, & 417 and International Operating Engineers locals 14, 14B, 15, 15A, 15C, 15D, and 825 and Cement Masons local
472. The Company must comply with its agreements with the unions, which agreements regulate all employment issues - including pay, overtime, working conditions, vacations, benefits, etc. - between the Company and the union employees. These agreements expire on June 30, 1999.

     The Company believes that it has a good relationship with the Unions and is in compliance with all union agreements. No assurance can be given that the Company will continue to be in compliance with the Unions or successfully negotiate extensions to the Company=s agreements with such Unions. In the event problems or conflicts with the Unions arise or there is a loss of skilled steel and operating engineers, this would have a detrimental effect on the Company=s operations.

     The Company=s success as a general contractor, in part, will be dependent upon its ability to hire workers and comply with union contracts and agreements and its ability to oversee and retain qualified subcontractors to perform certain work. The Company will be responsible for performance of the entire contract, including the work done by subcontractors. Accordingly, the Company may be subject to substantial liability if a subcontractor fails to perform as required. Although the Company believes that it will be able to attract subcontractors for general contracting projects it may obtain, there can be no assurance that it will be able to do so. In addition, in hiring and overseeing subcontractors, there may be difficulties of which the Company is not aware.

Competition


     All aspects of the Company's business are, and will continue to be, highly competitive. The Company is a subcontractor and a general contractor specializing, but not exclusively, in bridge and roadway repair and replacement as well as in fabricating and erecting steel structures for buildings. The Company's competitors are numerous, and many have substantially greater marketing, financial, bonding, and human resources.

     The Company is one of many subcontractors which erect and furnish steel for projects. Many of these subcontractors have substantially greater financial resources and sales than those of the Company. When contractors seek construction contracts, they request bids from numerous subcontractors based on the various requirements of the project. These subcontractors compete primarily as to price, name recognition, and prior performance. Given Joseph Polito=s (and many of his employees=) thirty plus year presence in the construction industry, the Company believes its name is readily recognized by virtue of their association therewith. As for the Company=s prior performance, while the Company has operated only since 1993, Atlas Gem Erectors Co. Inc. (AAtlas Gem@) - a former steel erector subcontractor or prime contractor for private and governmental construction projects - was incorporated in 1986 and operated as such until the Company purchased from it, in 1993, six then existing contracts (Stillwell Avenue, 39th Street Bridge Rehabilitation, Honeywell Street Bridge, New England Throughway, Lemon Creek and Kosciuszko Bridge projects) for steel erection services. Mr. Polito was the President, Director, and sole shareholder of Atlas Gem; thus, his prior performance is identifiable.

     There are approximately five to nine companies against which the Company competes for subcontracting projects. The number of the subcontracting companies which may bid for projects for which the Company is also bidding varies widely, from approximately three such companies to nine. These companies vary in the number of employees and union laborers they utilize.

     As a general contractor, the Company will be competing with many larger and more experienced (and thus more established) contractors whose names are more readily recognized and whose relationships with federal and state municipalities and agencies, and those private companies who are bidding against the Company, have been established. There are approximately twelve companies against which the Company competes for general contracting projects. These companies vary in the number of employees and union laborers they utilize.


Government Regulation


     The Company must comply with the Occupational Safety and Health Administration (AOSHA@), a federal agency which regulates and enforces the safety rules and standards for the construction industry. It also must comply with (i) the New York City Department of Buildings, which regulates the placement and testing of cranes; and (ii) the New York Department of Transportation which regulates the location of the cranes, vehicular traffic, and the routing of pedestrian traffic. In addition, the Company must comply with a wide range of other state and local rules and regulations applicable to its business, including regulations covering labor relations, safety standards, affirmative action and the protection of the environment including requirements in connection with water discharge, air emissions and hazardous and toxic substance discharge. Continued compliance with OSHA and the broad federal, state, and local regulatory network is essential and costly. The failure to comply with such regulations or amendments to current laws or regulations imposing more stringent requirements may have an adverse effect on the Company's operations. The Company believes that it is in substantial compliance with all applicable laws and regulations.

Employees


     As of December 31, 1997, the Company had three executive Officers, two administrative assistants, one comptroller, one project estimator, and two employees in the accounting department. The number of union employees the Company utilizes depends on the number and size of projects in which the Company is engaged and can range from 10-200 employees, some of whom are employed full-time and others of whom are employed part-time. These union employees are represented by the International Union of Structural Ironworkers locals 40, 361 and 417; International Operating Engineers locals 14, 14B, 15, 15A, 15C, 15D, 825; and Cement Masons local 472. The Company's contracts with these Unions, which contracts regulate all employment issues between the Company and the union employees - including pay, overtime, working conditions, vacations, benefits, etc. - expire on June 30, 1999. The Company considers its relationships with the unions and its employees to be good.


Description Of Property


     The Company's office is located at 53-09 97th Place, Corona, New York 11368 and consists of approximately 25,000 square feet of office space (approximately 24,000 square feet of which is utilized for storage space) which is leased from an affiliate company, RSJJ. RSJJ is owned by the Company's President, Joseph Polito. The lease, pursuant to which the Company pays rent of $20,000 per month to RSJJ, expired in March 1998 and was extended until December 31, 1998. The Company also leases a yard from an unrelated party for storage material pursuant to an oral agreement which requires monthly payments of $3,500. The Company believes that the terms of these leases are comparable and competitive with those which might have been negotiated with unaffiliated landlords..

     As of May 1997, the Company was in arrears in the amount of $480,000 in payments due under its lease with RSJJ. This arrearage was converted into equity as follows: the Company issued 270,000 shares of Common Stock to Corp. for the cancellation of the debt owed to RSJJ. Corp., in turn, issued 200,000 shares of its common stock to Joseph Polito and 150,000 shares of its common stock to RSJJ. RSJJ then transferred all of such shares to RSJJ=s mortgagor, which agreed to accept said shares as payment of RSJJ's outstanding mortgage.

     In February 1998, the Company agreed to issue 106,667 shares of Common Stock to Corp. as consideration for Corp.=s issuance of its own common stock to RSJJ in consideration for payment in full of the rent due by the Company to RSJJ for the period from January 1, 1998 to December 31, 1998. The value of the shares issued will be recorded at their estimated market value at the date of issuance of $2.12 per share, with a 50% discount due to the restricted nature of the stock. The stock was issued in March 1998.



Legal Proceedings

     The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business, except for the litigation matters discussed below. The Company believes that the nature and number of these proceedings are typical for a construction firm of its size and scope.


     In April 1995, the Company commenced an Article 78 proceeding in the Supreme Court of the State of New York, County of New York, against the Commissioners of the State Insurance Fund and the State Insurance Fund to annul the cancellation of the Company's workers' compensation policy and to annul the rates, classifications, and premiums assigned to the Company. This action claims that defendants audited the Company's books for purposes of assigning the workers' compensation rates and premiums to be assessed against the Company and thereafter (i) Aarbitrarily and capriciously and without any foundation in law or in fact@ assigned to the Company's employees improper job classifications which were then used unlawfully as the basis for improperly assessing the highest premium rates which could be assessed against the Company; (ii) improperly applied said premiums retroactively; (iii) billed the Company for premiums which were improper and excessive; and (iv) canceled the Company's workers' compensation policy upon the Company's failure to tender payment in the improper and excessive amount demanded by defendants. This action was initially scheduled for trial on March 17, 1998; the trial was adjourned to April 13, 1998.

     In December 1995, the Commissioners of the State Insurance Fund for and on behalf of the State Insurance Fund commenced suit against Joseph Polito, Ronald Polito, Steven Polito, the Company, Metro Steel Structures, Ltd. (now known as the Company), One Carnegie Court Associates, Inc. (AOne Carnegie@), and others alleging that certain workers' compensation insurance policies obtained for various insured defendants were obtained fraudulently and that the defendant corporations failed to pay the appropriate premiums. The claims against the Company, amounting to approximately $3 million, are limited to a policy covering the period April 29, 1993 through December 1994. The Company, Messrs. Polito, and all other defendants are defending against this action. The action is in the discovery phase, and settlement negotiations are currently underway.

23.      Claims Against Perini Corporation

     Three actions to foreclose upon mechanic=s liens were commenced by the Company in the last fiscal year.

     On February 25, 1997, in New York State Supreme Court, Kings County, the Company and Metro Steel Structures, Ltd. commenced suit against Perini Corporation, Metropolitan Transportation Authority, New York City Transportation Authority, and Fidelity and Deposit Company of Maryland. The Company=s claim for relief in this action is $2,199,560. The claim is based upon filed mechanic=s liens and general contract law. The claim is for labor performed and materials supplied including money owed under the contract and money due for Aextra@ work with regard to the rehabilitation of the Viaduct at the Stillwell Avenue Station of the Coney Island Line in Brooklyn, New York. This action is still in the discovery phase.

     On February 26, 1997, in New York State Supreme Court, Queens County, the Company, Metro Steel Structures, Ltd., and McKay Enterprises, Inc. commenced suit against Perini Corporation, Department of Transportation of the City of New York, and Fidelity and Deposit Company of Maryland. The Company=s claim for relief in this action is $844,932. This claim is based upon filed mechanic=s liens and general contract law. The claim is for labor performed and materials supplied including money owed under the contract regarding the rehabilitation of the 39th Street Bridge over the Long Island Rail Road and Amtrak in Queens, New York. This action is still in the discovery phase.

     On February 7,1997, Perini Corporation filed a related action against the Company and Metro Steel Structures, Ltd. in New York State Supreme Court, Kings County. Perini=s claims against the Company total $1,140,560 and allege defective work on the Stillwell Avenue project and upon a loss/profit agreement for both the Stillwell Avenue project and the 39th Street Bridge project. The Company has counterclaimed for the amounts set forth above in the discussion of the two actions involving Perini Corporation, and its claims are based upon the same theories as are set forth above.

23.      Claim Against Kiska Construction

     On or about May 13, 1997, in the New York Supreme Court, Suffolk County, the Company commenced suit against Kiska Construction, the State of New York, acting through the New York State Comptroller, the New York State Department of Transportation, and the Seaboard Surety Company. The Company=s claim for relief in this action is $279,346. This claim is based upon filed mechanic=s liens and general contract law. The claim is for labor performed and materials supplied including money owed under the contract and money due for Aextra@ work regarding the rehabilitation of the Robert Moses Causeway Northbound Bridge over the State Boat Channel, in Suffolk County, New York. This action is still in the discovery phase.

         23.      Claim Against EklecCo

     On October 14, 1997, the Company filed a mechanic=s lien in the amount of $13,640,767 against EklecCo (f/k/a Pyramid Company of Rockland). On October 16, 1997, in New York State Supreme Court, Rockland County, EklecCo commenced suit against the Company seeking to vacate the mechanic=s lien and seeking specific enforcement of the contract, declaratory relief, damages for slander of title, and approximately $500,000,000 in damages from the Company for breach of contract and intentional interference with contractual relations. The lien was not vacated and on February 9, 1998, EklecCo posted a bond in the amount of $14,254,730 to secure payment of the Company=s $13,640,747 mechanic=s lien, interest, and court costs; accordingly, the court granted EklecCo=s motion to discharge said lien. The court further ordered that discovery be expedited in this matter. This action is in the discovery phase.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         23. CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 (AAct@) provides a safe harbor for forward-looking information made on behalf of the Company. All statements, other than statements of historical facts, which address the Company=s expectation of sources of capital or which express the Company=s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. Forward-looking statements made by the Company are based on knowledge of the environment in which it operates; however, because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

General

     The Company commenced operations in or about June 1993 to serve primarily as a general contractor for construction projects sponsored by federal, state, and local government authorities in the New York State and Metropolitan areas. Though formed to operate as a general contractor, the Company has operated primarily as a subcontractor and as a prime contractor on two projects. As of December 31, 1997, the Company has completed in excess of twenty projects with an aggregate project value of $39,423,724 and is currently engaged in three (3) projects with an aggregate value of approximately $12,752,681. The Company plans to maintain its subcontractor presence in the steel industry; however, it intends also to focus on obtaining projects as a general contractor.

     In December 1996, the Company obtained a commitment for a Surety Bond Line of Credit ($10,000,000 single project limit) from UAGC for its general contracting projects. This commitment allows the Company to pursue those general contracting projects in the public and private sectors which require Performance Bonds. To date, it has also allowed the Company to obtain Performance Bonds and Labor and Material Bonds for the three subcontracting projects which have required same; the EcklecCo., Grand Central Terminal, and Korean Mission projects. However, since New York State and City agencies require bonds from bonding companies licensed by the State of New York and UAGC is not a New York licensed bonding company, the Company has been unable to bid as a general contractor on projects for New York State and City agencies. The company has approached several New York licensed bonding companies, but as of the date hereof, has not been approved by any company to receive bonding.

     Though the Company does not believe its business is seasonal, its operations are generally slow in the winter months due to the decrease in worker productivity because of weather conditions. Accordingly, the Company may experience a seasonal pattern in its operating results with lower revenue in the third quarter of each fiscal three months. Interim results may also be affected by the timing of bid solicitation, the stage of completion of major projects and revenue recognition policies. For the year ended June 30, 1997 and for the six months ended December 31, 1997, the Company obtained new contracts valued at $1,889,000 and $20,000, respectively. The Company did not obtain any material new contracts for the six months ended December 31, 1997 because it did not provide the lowest bids for the projects for which it submitted same.

     The Company recognizes revenue and costs for all contracts under the percentage of completion method. Cost of contract revenues includes all direct material and labor costs and those indirect costs related to contract performance. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. Material project losses are provided for in their entirety without reference to the percentage of completion. As contracts can extend over one or more accounting periods, revision in costs and earnings estimated during the course of the work are reflected during the accounting period in which the facts become known.

     The current asset, Acosts and estimated earnings in excess of billings on uncompleted contracts,@ represents revenues recognized in excess of amounts billed on respective uncompleted contracts at the end of each period. The current liability, Abillings in excess of costs and estimated earnings on uncompleted contracts,@ represents billings which exceed revenues recognized on respective uncompleted contracts at the end of each period.

     An amount equal to the costs attributable to unapproved change orders and claims is included in the total estimated revenue when realization is probable and the amount can be estimated. The Company has elected not to recognize any portion of the revenue associated with such unapproved change orders and claims until the amounts have been received or awarded. Claims are amounts in excess of the agreed contract price which the Company seeks to collect for customer-caused delays, errors in specifications and designs, contract terminations, or change orders which are either in dispute or unapproved.

     Six months ended December 31, 1997 as compared to the six months ended December 31, 1996

     Contract revenues for the six months ended December 31, 1997 and 1996 amounted to $12,269,286 and $5,774,860, respectively. This net increase, amounting to $6,494,426 or approximately 112%, is partially a result of the Company=s backlog as of June 30, 1997 which amounted to approximately $7,900,000, and the change orders and termination of the EklecCo project. The change orders for the six months ended December 31, 1997 amounted to approximately $6,337,489 for EklecCo and a total of $934,000 for the remaining projects: Grand Central, Louis Vuitton, and Korean Mission. (In January 1998, due to certain project disputes, the Company received a contract termination letter from the general contractor for the Korean Mission project.) During the six months ended December 31, 1997, approximately $7,286,000 (or 59%) of the revenue recognized during the period was collected. The remaining amounts uncollected represent retainage expected to be collected within the next one to two years or amounts which the Company is attempting to collect under mechanic=s liens. Approximately $965,000 (or 8%) of the revenue recognized was not billed at December 31, 1997.

     During the six months ended December 31, 1997, the Company did not provide the lowest bids for the projects for which it submitted bids, and thus, obtained no new contracts during that period. As of December 31, 1997, the Company=s backlog amounted to approximately $3,227,000. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress and from contractual agreements for which work has not yet begun.

     On October 14, 1997, the Company filed a mechanic=s lien in the amount of $13,640,767 against EklecCo (f/k/a Pyramid Company of Rockland). On October 16, 1997, in New York State Supreme Court, Rockland County, EklecCo commenced suit against the Company seeking to vacate a mechanic=s lien filed against EklecCo and seeking specific enforcement of the contract, declaratory relief, damages for slander of title, and approximately $500,000,000 in damages from the Company for breach of contract and intentional interference with contractual relations. The lien was not vacated, however, and on February 9, 1998, EklecCo posted a bond in the amount of $14,254,730 to secure payment of the Company=s $13,640,747 mechanic=s lien, interest, and court costs; accordingly, the court granted EklecCo=s motion to discharge said lien.

     The Company=s gross profit for the six months ended December 31, 1997 and 1996 amounted to 18% and 28%, respectively. The decrease in gross profit for the six months ended December 31, 1997 as compared to the six months ended December 31, 1996 is primarily a result of an overall different mix of contracts with a lower gross profit percentage. The overall estimated gross profit for the six months ended December 31, 1997 was approximately 22% as compared to the six months ended December 31, 1996 whereby the overall estimated averages gross profit was 27%. Additionally, the effect of change orders and adjustments to estimated costs, as well as the interruption and termination of certain jobs, has resulted in reductions of overall gross profit.

     For the six months ended December 31, 1997 and 1996, the Company paid $35,000 and $337,821, respectively, to MD for material and labor necessary to perform steel erection services. In November 1996, MD ceased substantially all of its operations, and the Company began purchasing material and labor from unrelated third party steel fabricators. At December 31, 1997, the Company owed MD $47,220, principally for advances in connection with the above services. Such amounts are non-interest bearing and are due on demand.

     Below is a summary of the Company=s billings and collections for the six months ended December 31, 1997:


                                      Gross contract and      Allowances for uncollectibles          Net contracts
                                     retainage receivables                                           receivables


Balances at June 30, 1997            $ 11,230,147             $ 2,287,000                           $ 8,943,147


Billings for the six months
ended December 31, 1997                13,380,093                  --                                13,380,093


Collections during the
six months ended December
31, 1997                               12,325,237                  128,000                           12,197,237
                                       ----------                  -------                           ----------


Balances at December 31, 1997  $       12,285,003            $   2,159,000                      $    10,126,003(1)
                                       =========                ==========                              ==========


     (1) Through March 20, 1998, the Company collected approximately $567,000 or 6% of its net contract receivables. As of December 31 1997, $5,917,454 (or approximately 58%) of its net receivables is due from the EklecCo project. The project was to be performed in two phases. The Company commenced work on Phase I during June 1996. The project was terminated in October 1997, when it was approximately 98% complete. On October 14, 1997, the Company filed a mechanic=s lien in the amount of $13,640,767 against EklecCo (f/k/a Pyramid Company of Rockland), for the EklecCo project. See Business -- Legal Proceedings -- Claim Against EklecCo.

     In addition to the EklecCo lien, the Company has filed various other liens on certain other projects with net receivables amounting to approximately
$1,954,324. With regards to the remaining receivables, amounting to approximately $2,260,000 (approximately $725,000 of which represents retainage that is not expected to be collected within one year), the Company expects to collect approximately the remaining $1,535,000 during the third and fourth quarters of fiscal 1998.

     As of December 31, 1997, the Company was engaged in three (3) major projects (Grand Central Terminal, Louis Vuitton, and Korean Mission) with a total contract value amounting to $12,752,681 whereby the backlog associated therewith amounted to $3,227,260. The contract receivables associated with these ongoing projects is approximately $974,000. In January 1998, due to certain disputes on the Korean Mission project, the Company received a contract termination letter from the general contractor thereof.


     General and administrative expenses have increased by $186,744 (or 17%) to $1,257,983 for the six months ended December 31, 1997 from $1,071,239 for the six months ended December 31, 1996. The increase in general administration costs is mainly attributable to an overall increase of the Company's administrative salaries associated with the material increase in contract revenue and certain general corporate overhead.

     For the six months ended December 31, 1997, the Company recorded an estimated income tax expense of $312,560, whereby for the six months ended December 31, 1996, no income tax expense was recorded by the Company as a result of its then net operating tax carryforward which was subsequently utilized.


Year ended June 30, 1997 as compared to the year ended June 30, 1996


     Contract revenues for the years ended June 30, 1997 and 1996 amounted to $15,455,699 and $7,091,396, respectively. This net increase of $8,364,303 (or approximately 118%) is a direct result of the Company=s $17,943,400 backlog as of June 30, 1996. This backlog amount represents the contracts the Company entered into during the latter part of its June 30, 1996 fiscal year. During the year ended June 30, 1997, the Company obtained new contracts and change orders to previous contracts aggregated approximately $3,600,347. Included in contract revenues are revenues from consulting and profit sharing agreements on certain projects. Consulting revenues for the year ended June 30, 1997 totaled $0 as compared to the year ended June 30, 1996 wherein same totaled $200,000. Accordingly, revenues for the year ended June 30, 1997 from the Company's core business, construction contracts, increased by approximately $8,564,000 as compared to the year ended June 30, 1996. During the year ended June 30, 1997, approximately $7,469,000 (or 48%) of the revenue recognized was collected. Approximately $4,643,000 (or 30%) was collected during the subsequent six month period ended December 31, 1997. The remaining amounts uncollected represent retainage expected to be collected within the next one to two years or amounts which the Company is attempting to collect under mechanic=s liens. Approximately $1,718,000 (or 11%) of the revenue recognized was not billed at June 30, 1997.

     As of June 30, 1997, the Company=s backlog amounted to approximately $6,100,000. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress and from contractual agreements for which work has not yet commenced. The Company's gross profit for the years ended June 30, 1997 and 1996 has remained fairly constant between 27% and 28%, respectively.

     Below is a summary of the Company=s billings and collections for the year ended June 30, 1997:


                                       Gross contract and             Allowances for      Net contracts
                                       retainage receivables          uncollectibles      receivables



Balances at June 30, 1996 ...................   $ 4,440,391           $ 1,000,000         $ 3,440,391


Billings for the year ended June 30, 1997 ...    15,634,098             1,287,000          14,347,098


Collections for the year ended June 30, 1997      8,844,342            --                   8,844,342
                                                -----------          --------------       ------------

Balances at June 30, 1997 ...................  $$11,230,147           $ 2,287,000        $  8,943,147



     As of June 30, 1997, the Company increased its allowance up to $2,287,000 to reserve for the uncollectibility of certain receivables for which mechanic=s liens were filed. Of the total net contract receivable amounting to $8,943,147, approximately $1,140,040 was due from the Stillwell project, $1,888,221 was due from the EklecCo project, $1,312,904 from the Grand Central Project, and $2,132,035 from Louis Vuitton. For the years ended June 30, 1997 and 1996, the Company had three unrelated customers, which accounted for approximately 86% and 62%, respectively, of total revenues. As of June 30, 1997 and 1996, approximately 83% and 89%, respectively, of contracts and retainage receivables are due from four and three customers respectively.

     For the years ended June 30, 1997 and 1996, the Company purchased from Waldorf Steel Fabricators, Inc. (AWaldorf@), a company wholly owned by Mr. Joseph Polito (which ceased operations in August 1995), approximately $0 and $180,333, respectively, of the materials and labor necessary to perform fabrication services. Lastly, for the years ended June 30, 1997 and 1996, the Company paid $371,321 and $622,050, respectively, to MD for materials and labor necessary to perform steel erection services. In November 1996, MD ceased operations, and the Company began purchasing material and labor from unrelated third party steel fabricators. At June 30, 1997, the Company owed MD $62,606, principally for advances in connection with the above services: such amounts are non-interest bearing and are due on demand.


     General and administrative expenses have increased by $221,302, or 10%, to $2,342,309 for the year ended June 30, 1997, from $2,121,007 for the year ended June 30, 1996. The increase in general administration costs is mainly attributable to an overall increase in the Company's administrative salaries associated with the material amount of increase in contract revenue and general corporate overhead.


Liquidity and Capital Resources


     At December 31, and June 30, 1997, the Company's working capital amounted to $7,696,016 and $5,645,287, respectively. As of December 31, and June 30, 1997, the Company's net contract receivable amounted to $10,126,003 and $8,943,147, respectively.



     Of the $10,126,003 of net contract and retainage receivables as of December 31, 1997 through March 20, 1998, the Company has collected approximately $567,000 or 5.6%. The collectibility of $7,866,448, which represents the amount of receivables (net of allowances) associated with mechanic=s liens placed by the Company on certain jobs, cannot be determined by the Company due to the surrounding circumstances and the legal process associated in collecting funds whereby a lien has been placed on a project. The remainder of the receivables is expected to be collected during the third and fourth quarters of fiscal 1998.

     As a result of the slow collection process associated with the above circumstances, the Company was unable to pay its payroll tax obligations and rent on a timely basis. Upon the collection or settlement of a major portion of contracts receivable, the Company=s first priority is to pay down its payroll tax obligations as much as possible. The accrued and unpaid rent has been settled by the Company with the Company issuing stock to its landlord, RSJJ, a company wholly owned by the Company=s President, via its parent Corp.

     Net cash provided by operating activities amounted to $934,852 for the six months ended December 31, 1997. The major components of such provision of cash was directly attributed to the Company=s income amounting to $626,660 and increases in accounts receivable net of increases of its payroll taxes payable and accrued expenses. For the six months ended December 31, 1996, the net cash used for operating activities amounted to $118,544 which were principally attributable to increases in account receivables, decreases in costs and estimated earnings in excess of billings on uncompleted contracts, and increases in accounts payable.




     With regards to investing activities, the Company used $1,030,993 of cash for the six months ended December 31, 1997. Such cash was used primarily as advances to Corp. in anticipation of Corp.=s commencement of foreign operations in Chad. Most of such funds (except for approximately $250,000) were repaid subsequent to December 31, 1997 from funds acquired by Corp.=s consummation of a private placement whereby it raised $450,000 for its Chad project.

     As of December 31, 1997, the Company owes approximately $1,832,729 of payroll taxes and related estimated penalties and interest. Although as of December 31, 1997 the Company has not entered into any formal repayment agreements with the respective tax authorities, it has been making payments to same based on oral arrangements negotiated therewith.

     In November 1997, the Company entered into an agreement with the Iron Workers Locals 40, 361, and 417 Joint Security Funds (the AUnion@) in order to liquidate $1,750,000 owed for unpaid union dues and benefits. The Company agreed to pay $75,000 by January 1998 and at least $25,000 monthly commencing March 1, 1998 with interest at 9.5% per annum. As collateral, the Company assigned its retainage receivable from the EklecCo project as well as $1,750,000 of the Company=s related mechanic=s lien (which was discharged on the lien-debtor=s payment of a bond with the court). Upon the distribution of any funds under such bond, the Union will be repaid any balance it is owed, in full, and the Company shall receive the remainder thereof. The Company will receive credit for any payments received by the Union related to the assigned portion of the bond.

     Net cash provided by operating activities for the year ended June 30, 1997 amounted to $58,821. The major component of such cash provision was directly attributed to the Company's income for the year ended June 30, 1997, $387,340, and increases in accounts receivable net of increases in accounts payable, payroll taxes payable, and accrued expenses. For the year ended June 30, 1996, the net cash used for operating activities amounted to $2,122,223, which amount is principally attributable to increases in accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts and accounts payable.

     The Company provided $485,416 in cash from financing activities for the year ended June 30, 1997. Such cash was provided primarily by advances from affiliates and officers.




     As of June 30, 1997, the Company owed approximately $1,514,422 in payroll taxes and related penalties and interest. At June 30 ,1997 the breakdown was $1,198,423 to the IRS and $315,999 to New York State. As of June 30, 1997, the Company has been making monthly payments to the respective tax authorities pursuant to oral agreements negotiated with same.

     In December 1997, the Company authorized the issuance, in its third fiscal quarter, of 340,000 shares of Common Stock to management and certain employees and consultants of the Company. 290,000 of such shares were issued pursuant to the Company=s Management Plan as follows: 150,000 were issued to the Company=s President, 70,000 were issued to the Company=s Secretary, and 70,000 were issued to the Company=s Treasurer. The remaining 50,000 shares were issued to employees and consultants. The Company also authorized the filing of a Post-Effective Amendment to the Form S-8 Registration Statement filed in February 1997, wherein the resale of the aforesaid shares is to be registered.

     23. Legal Proceedings

     The Company is a party to various claims and legal proceedings incidental to its business. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of the considerable uncertainties that exist with respect thereto. Accordingly, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the financial position of the Company.

     23. Claims against and by State Insurance Fund

     In April 1995, the Company commenced an Article 78 proceeding in the Supreme Court of the State of New York, County of New York, against the Commissioners of the State Insurance Fund and the State Insurance Fund to annul the cancellation of the Company's workers' compensation policy and to annul the rates, classifications, and premiums assigned to the Company. This action was initially scheduled for trial on March 17, 1998; the trial was adjourned to April 13, 1998.

     In December 1995, the Commissioners of the State Insurance Fund for and on behalf of the State Insurance Fund commenced suit against Joseph Polito, Ronald Polito, Steven Polito, the Company, Metro Steel Structures, Ltd. (now known as the Company), One Carnegie, and others alleging that certain workers' compensation insurance policies obtained for various insured defendants were obtained fraudulently and that the defendant corporations failed to pay the appropriate premiums. The claims against the Company, amounting to approximately $3 million, are limited to a policy covering the period April 29, 1993 through December 1994. The Company, Messrs. Polito, and all other defendants are defending against this action. The action is in the discovery phase, and settlement negotiations are currently underway.

23.      Claims Against Perini Corporation

     On February 25, 1997, in New York State Supreme Court, Kings County, the Company and Metro Steel Structures, Ltd. commenced suit against Perini Corporation, Metropolitan Transportation Authority, New York City Transportation Authority, and Fidelity and Deposit Company of Maryland. The Company=s claim for relief in this action is $2,199,560. The claim is for labor performed and materials supplied including money owed under the contract and money due for Aextra@ work with regard to the rehabilitation of the Viaduct at the Stillwell Avenue Station of the Coney Island Line in Brooklyn, New York. This action is still in the discovery phase.

     On February 26, 1997, in New York State Supreme Court, Queens County, the Company, Metro Steel Structures, Ltd., and McKay Enterprises, Inc. commenced suit against Perini Corporation, Department of Transportation of the City of New York, and Fidelity and Deposit Company of Maryland. The Company=s claim for relief in this action is $844,932. The claim is for labor performed and materials supplied including money owed under the contract regarding the rehabilitation of the 39th Street Bridge over the Long Island Rail Road and Amtrak in Queens, New York. This action is still in the discovery phase.

     On February 7,1997, Perini Corporation filed a related action against the Company and Metro Steel Structures, Ltd. in New York State Supreme Court, Kings County. Perini=s claims against the Company total $1,140,560 and allege defective work on the Stillwell Avenue project and upon a loss/profit agreement for both the Stillwell Avenue project and the 39th Street Bridge project. The Company has counterclaimed for the amounts set forth above in the discussion of the two actions involving Perini Corporation, and its claims are based upon the same theories as are set forth above.

     23. Claim Against Kiska Construction

     On or about May 13, 1997, in the New York Supreme Court, Suffolk County, the Company commenced suit against Kiska Construction, the State of New York, acting through the New York State Comptroller, the New York State Department of Transportation, and the Seaboard Surety Company. The Company=s claim for relief in this action is $279,346. The claim is for labor performed and materials supplied including money owed under the contract and money due for Aextra@ work regarding the rehabilitation of the Robert Moses Causeway Northbound Bridge over the State Boat Channel, in Suffolk County, New York. This action is still in the discovery phase.

     23. Claim Against EklecCo

     On October 14, 1997, the Company filed a mechanic=s lien in the amount of $13,640,767 against EklecCo (f/k/a Pyramid Company of Rockland). On October 16, 1997, in New York State Supreme Court, Rockland County, EklecCo commenced suit against the Company seeking to vacate the mechanic=s lien and seeking specific enforcement of the contract, declaratory relief, damages for slander of title, and approximately $500,000,000 in damages from the Company for breach of contract and intentional interference with contractual relations. The lien was not vacated and on February 9, 1998, EklecCo posted a bond in the amount of $14,254,730 to secure payment of the Company=s $13,640,747 mechanic=s lien, interest, and court costs; accordingly, the court granted EklecCo=s motion to discharge said lien. The court further ordered that discovery be expedited in this matter. This action is in the discovery phase.

                                   MANAGEMENT


Officers and Directors.


     The names, ages, and positions of the Company's Executive Officers and Directors are as follows: Position with the

Name                                                          Age                       Company


Joseph M. Polito                                              63                        President and Director
Ronald J. Polito                                              38                        Secretary and Director
Steven J. Polito                                              35                        Treasurer and Director

Marvin Weinstein                                              66                        Director

Ronald Murphy                                                 56                        Director

     All Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Vacancies on the Board of Directors may be filled by the remaining Directors. Officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no family relationships between or among any Officers or Directors of the Corporation, except that Joseph Polito is the father of both Steven and Ronald Polito. The Company has an audit committee and compensation committee, both of which include the outside Directors and Ronald Polito as the inside Director.

     Joseph M. Polito has been the President and a Director of the Company since its inception in 1990 and prior to April 1994 was the sole shareholder of the Company. Mr. Polito has been the president and Director of Corp. since April 1994. Mr. Polito oversees the running of all of the Company's operations. Since December 1990, Mr. Polito has been the president and sole Director and shareholder of One Carnegie Court Associates, Inc. (AOne Carnegie@), a wholly owned subsidiary of Corp. Since 1988, Mr. Polito has been a 50% shareholder of Crown Crane, Ltd., a company which leases cranes for construction projects. Since 1986, Mr. Polito has been the president and 100% shareholder of AGLI, a company which leases generators and other construction equipment. Mr. Polito has also been the president and sole Director and shareholder of Waldorf since 1990. Before it ceased operating in August 1995, Waldorf fabricated steel and sold same to the Company. Since 1983, Mr. Polito has been the president and 100% shareholder of RSJJ, a company which owns and leases real property.

     Since 1976, Mr. Polito has been a member of the Allied Building Metal Industries, Inc. (AABMII@), a trade association which has the authority to negotiate with the unions in order to better the construction industry. He was the president of same from 1992 until 1993. Since approximately 1987, Mr. Polito has been the Chairman of the Steel Institute of New York, a trade association similar to the ABMII. From the mid-1980=s to the mid-1990=s, Mr. Polito was a member of the Building Trades Association Joint Safety Committee. Since the mid-1970=s, Mr. Polito has been a member of the of the International Union of Structural Ironworkers, Locals 40, 361, and 417. He has been Co-Chairman of this organization since the early 1990=s.


     Ronald J. Polito has been the Secretary and a Director of the Company since its inception in 1990. From its inception in 1990 until March 1995, he was also the treasurer of the Company. He has been the secretary and a Director of Corp. since April 1994. Mr. Polito oversees the daily progress on all projects and analysis of the final costs and profits of jobs completed and the preparation and bidding on new projects. Since 1985, Mr. Polito has been the secretary of Gem Steel. Since December 1990, Mr. Polito has been the secretary of One Carnegie and Waldorf. Since 1983, Mr. Polito has been the secretary of RSJJ. Mr. Polito received a Bachelor of Science Degree in Civil Engineering from Brooklyn Polytechnical Institute in 1981. He is the son of Mr. Joseph Polito.

     Steven J. Polito was elected Treasurer of the Company in March 1995. He had previously been a Project Manager and has been a Director of the Company since its inception in 1990. Mr. Polito oversees the daily operations for projects in process and projects completed, including purchasing and leasing of materials and machinery and the distribution of labor. Mr. Polito has been treasurer of Corp. since March 1995 and a Director of Corp. since April 1994. Since 1988, Mr. Polito has been the treasurer of Gem Steel. Since 1988, Mr. Polito has been the treasurer of One Carnegie, Waldorf, and RSJJ. From 1988 until April 1994, Mr. Polito worked as a Project Manager of Atlas Gem, a company which furnished and erected steel structures. He is the son of Mr. Joseph Polito.


     Marvin Weinstein was elected Director of the Company in June 1995. Mr. Weinstein was the President and sole shareholder of M. Weinstein Associates from 1988 to 1996. This company provided consulting services to the companies in the steel industry. Mr. Weinstein retired in 1996. The Company did not engage M. Weinstein Associates to provide any consulting services to the Company.


     Ronald Murphy was elected Director of the Company in February 1998. Mr. Murphy has been a private investigator since 1997. Prior thereto, from 1983 to 1996, Mr. Murphy was involved in the construction industry. From 1993-1996, he was Field Operations Supervisor for The Steel Institute of New York. From 1983-1993, he was office manager and supervisor for Crown Crane Ltd. and Atlas Gem Erectors Co., Inc., respectively. Prior to entering the construction industry, from 1966 to 1982, Mr. Murphy was a New York City police officer.


Significant Employees


     John G. Bauer has been the chief administrative officer (a non-executive position) of the Company since February 1995. Since its inception in March 1992, Mr. Bauer has been the President and a Director of Dynamic Construction Consulting, Inc. (ADynamic@), a company of which Mr. Bauer was the founder. Dynamic provides construction management and consulting services to the Company and other companies. From July 1988 to March 1992, Mr. Bauer was a Vice President of Tishman Construction Corp. of N.Y., a construction company.

     Michael Panayi has been a structural engineer for the Company since its commencement of operations in June 1993. From 1987 to 1993, Mr. Panayi was a structural engineer for Atlas Gem.


     William J. Kubilus, a professional estimator in the field of general contracting and subcontracting since 1966, joined the Company in 1996 to provide estimating expertise for Corp.=s general contracting and subcontracting bids. Prior to joining the Company, from 1993 to 1996, Mr. Kubilus was an estimator for Lazzinarro General Contracting. From 1989 to 1993, he was an estimator for NICO Construction.

     As permitted under New York Business Corporation Law, the Company's Certificate of Incorporation eliminates the personal liability of the Directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as Directors. As a result of the inclusion of such provision, stockholders may be unable to recover damages against Directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against Directors and other types of shareholder litigation.

     Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, Officers, and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer, or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue by such court.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation


         The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded to or earned by the Company's Executive Officers, during the years ended June 30, 1997, 1996 and 1995.


                                          Summary Compensation Table

                               Annual Compensation
(a)               (b)    (c)            (d)          (e)                (f)               (g)

Name                                                                    Restricted
and Principal                                        Other Annual       Stock             Options/
Position          Year   Salary ($)      Bonus ($)   Compensation ($)   Awards ($) (1)    SARS (#)
---------------   ----   ----------      ---------   ----------------   --------------    --------

Joseph Polito .   1997   $330,000           --        $ 68,642 (2)      --                125,000
 President and    1996    300,000           --         111,911          --                --
 Director .....   1995    378,000           --          68,200          --                25,000

Ronald Polito .   1997   $118,800   -          $        17,194          --                --
 Secretary and    1996    125,000           --          15,144          --                --
 Director .....   1995    121,000           --          21,200          --                --

Steven Polito .   1997   $ 86,580   -          $         8,572          --                --
  Treasurer and   1996     94,000           --           8,275          --                --
 Director .....   1995     91,575           --           9,900          --                --



     (1) At the end of the fiscal year, Joseph Polito owned 65,000 shares of Common Stock valued at $158,600. Ronald Polito and Steven Polito did not own any Common Stock of the Company. The valuation is based on the closing price of Common Stock ($2.44) on June 27, 1997 (the last day of the fiscal year in which the stock traded), as reported by a market maker.

     (2) Includes (i) the payment of $10,722, $54,362, and $46,000 in premiums on life insurance policies of, (ii) the payment of travel expenses of $50,000, $50,000, and $22,200; for the years ended June 30, 1997, 1996 and 1995, respectively, and (iii) the payment of an automobile lease of $7,920 and $7,549 for the years ended June 30, 1997 and 1996, respectively. See A -- Employment Agreements.@

     (3) Includes (i) payments on the lease of an automobile of $5,416, $5,416, and $8,000, (ii) the payment of premiums on a term life insurance policy of $8,510, $4,684, and $5,800, and (iii) a travel allowance of $3,268, $2,971, and
$7,400; for the years ended June 30, 1997, 1996 and 1995, respectively.

     (4) Includes payment on a lease automobile of $5,304, $5,304, and $6,700 and a travel allowance of $3,268, $2,971, and $3,200 for the years ended June 30, 1997, 1996 and 1995, respectively.

Stock Options

         The following table sets forth certain information concerning the grant of stock options made during the year ended June 30, 1997 under the Company's 1994 Senior Management Incentive Plan.


====================================================================================================================================


                                                Individual Grants
------------------------------------------------------------------------------------------------------------------------------------
             (a)                           (b)                      (c)                     (d)                       (e)
                                                                 % of Total
                                     # of Securities           Options/SAR's
                                        underlying               Granted to
                                      Options/SAR's            Employees in           Exercise or Base
             Name                      Granted (1)              Fiscal Year            Price ($/SH)             Expiration Date
             ----                      ------------             ------------           -------------            ---------------
------------------------------------------------------------------------------------------------------------------------------------
Joseph M. Polito                         125,000                    100%                   $1.10               December 1, 2001
====================================================================================================================================
------------------------

(1) Represents incentive stock options granted under the Management Plan. Mr. Polito exercised this option in full and resold 60,000 shares of same.

         The following table contains information with respect to employees of the Company and options held as of June 30, 1997.

               AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

================================================================================================================================
             (a)                         (b)                     (c)                     (d)                      (e)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Value of
                                                                                                          Unexercised In-The-
                                                                                      Number of                  Money
                                                                                     Unexercised           Options/SAR's at
                                                                                 Options/SAR's at FY-          FY-End($)
                                 Shares Acquired on             Value            End (#) Exercisable/        Exercisable/
            Name                   Exercise (#) (1)        Realized($) (2)          Unexercisable          Unexercisable (3)
            ----                  -----------------        ---------------          -------------          -----------------
--------------------------------------------------------------------------------------------------------------------------------
Joseph M. Polito                       125,000                $100,000              15,000/10,000                 0/0
================================================================================================================================
----------------------------

     (1) Joseph Polito subsequently sold 60,000 of the shares acquired on exercise.

     (2) Based on the closing price of Common Stock ($1.90) on March 25, 1997, as reported by a market maker.


     (3) Based on the closing price of Common Stock ($2.44) on June 27, 1997 (the last day of the fiscal year in which the stock traded), as reported by a market maker. Since the Options are exercisable at $5.50, there is no value to such options as of such date. Employment Agreement

     Joseph Polito entered into an employment agreement with the Company dated April 4, 1995, whereby Mr. Polito agreed to devote 80% of his business time to the affairs of the Company. The agreement is for a term of approximately three years and expires on June 30, 1998. Pursuant to the terms of the agreement Mr. Polito is to receive an annual salary of $300,000 per annum until June 30, 1996 with 10% yearly escalation, subject to adjustment by the Board of Directors. Mr. Polito is also to receive a yearly non-accountable expense allowance of $50,000. Mr. Polito received stock options under the Company's 1994 Senior Management Incentive Plan to purchase 25,000 shares at $5.50 per share, vesting at the rate of 7,500 in each of April 1996 and 1997 and 10,000 in April 1998. Mr. Polito also has the right to receive a yearly bonus equal to five percent (5%) of the first $1,000,000, upon reaching $1,000,000 and five percent (5%) of the next $500,000, upon reaching $1,500,000 and five percent (5%) after $1,500,000, of all the pre-tax profits of the Company. The Company shall pay to Mr. Polito a monthly draw of $10,000 against the bonus.

     Pursuant to the agreement, the Company shall pay the premiums on a $3,500,000 life insurance policy for the benefit of individuals as directed by Mr. Polito, with an estimated yearly premium of $80,000. The agreement restricts Mr. Polito from competing with the Company for a period of one year after the termination of his employment. The agreement provides for severance compensation to be paid to Mr. Polito if his employment with the Company is terminated or there is a decrease in responsibilities or duties following a change in control of the Company. The severance compensation shall be made in one payment equal to three times the aggregate annual compensation paid to the Employee during the preceding calendar year.


     Steven and Ronald Polito receive annual salary compensations of $94,000 and $125,000, respectively, from the Company, which compensation levels commenced in March 1995 and April 1994, respectively. Both individuals also receive a car allowance equal to the monthly lease payments on their automobiles and travel expenses. Ronald Polito receives the payment of premiums on a life insurance policy of which he chooses the beneficiaries. Neither individual has entered into an employment agreement with the Company.

1994 Senior Management Incentive Plan


     In December 1994, the Board of Directors adopted the Management Incentive Plan (the AManagement Plan@) which was thereafter approved by shareholder consent. The Management Plan provides for the issuance of up to 1,000,000 shares of the Company's Common Stock in connection with the issuance of stock options and other stock purchase rights to Executive Officers and other key employees.

     The adoption of the  Management  Plan was prompted by the Company=s  desire
(i) to attract and retain qualified personnel, whose performance is expected to have a substantial impact on the Company's long-term profit and growth potential, by encouraging those persons to acquire equity in the Company; and
(ii) to provide the Board with sufficient flexibility regarding the forms of incentive compensation which the Company will have at its disposal in rewarding Executive Officers without unnecessarily depleting the Company=s cash reserves. The Management Plan is designed to augment the Company=s existing compensation programs and is intended to enable the Company to offer Executive Officers a personal interest in the Company's growth and success through the grant of stock options and/or other rights pursuant to the Management Plan. It is contemplated that only those executive management employees (generally the Chairman of the Board, Vice-Chairman, Chief Executive Officer, Chief Operating Officer, President, and Vice Presidents of the Company) who perform services of special importance to the Company will be eligible to receive compensation under the Management Plan. As of the date of this Prospectus, the Company's Officers and Directors are Joseph Polito, Ronald Polito, Steven Polito, Marvin Weinstein, and Ronald Murphy, though the Management Plan also includes Messrs. Bauer, Panayi, and Kubilus. A total of 1,000,000 shares of Common Stock will be reserved for issuance under the Management Plan.

     Unless otherwise indicated, the Management Plan is to be administered by the Board of Directors or a committee of the Board, if such a committee is appointed for this purpose (the Board or such committee, as the case may be, shall be referred to in the following description as the AAdministrator@). Subject to the specific provisions of the Management Plan, the Administrator will have the discretion to determine (i) the recipients of the awards; (ii) the nature of the awards to be granted; (iii) the dates such awards will be granted;
(iv) the terms and conditions of the awards; and (v) the interpretation of the Management Plan, except that any award granted to any employee of the Company who is also a Director of the Company shall also be subject - in the event the persons serving as members of the Administrator of the Management Plan at the time such award is proposed to be granted do not satisfy the requirements regarding the participation of Adisinterested persons@ set forth in Rule 16b-3 (ARule 16b-3@) promulgated under the Exchange Act - to the approval of an auxiliary committee consisting of not less than two individuals who are considered Adisinterested persons@ as defined under Rule 16b-3. As of the date hereof, the Company has not yet determined who will serve on such auxiliary committee, if one is required.

     The Management Plan generally provides that, unless the Administrator determines otherwise, each option or right granted shall become exercisable in full upon certain Achange of control@ events as described in the Management Plan, or subject to any right or option granted under the Management Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise), the Administrator will make appropriate adjustments to such plans and the classes, number of shares, and price per share of stock subject to outstanding rights or options. Generally, the Management Plan may be amended by action of the Board of Directors, except that any amendment which (i) would increase the total number of shares subject to such plan; (ii) extend the duration of such plan; (iii) materially increase the benefits accruing to participants under such plan; or (iv) change the category of persons who can be eligible for awards under such plan, must be approved by the affirmative vote of a majority of the shareholders entitled to vote. The Management Plan permits awards to be made thereunder until November 2004.


     Directors who are not otherwise employed by the Company will not be eligible for participation in the Management Plan. The Management Plan provides for four types of awards: stocks options, incentive stock rights, stock appreciation rights (including limited stock appreciation rights) and Restricted Stock purchase agreements (as described below).


     Stock Options. Options granted under the Management Plan may be either incentive stock options (AISOs@) or options which do not qualify as ISOs (Anon-ISOs@). ISOs may be granted at an option price of not less than 100% of the fair market value of the Common Stock on the date of grant, except that an ISO granted to any person who owns capital stock representing more than 10% of the total combined voting power of all classes of Common Stock of the Company (A 10% stockholder@) must be granted at an exercise price of at least 110% for the fair market value of the Common Stock on the date of the grant. The exercise price of the non-ISOs may not be less than 85% of the fair market value of the Common Stock on the date of grant. Unless the Administrator determines otherwise, no ISO or non-ISO may be exercisable earlier than one year from he date of grant. ISOs may not be granted to persons who are not employees of the Company. ISOs granted to persons other than 10% stockholders may be exercisable for a period of up to ten (10) years form the date of grant; ISOs granted to 10% stockholders may be exercisable for a period of up to five years from he dated of grant. No individual may be granted ISOs that become exercisable in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,00. Non-ISOs may be exercisable for a period of up to thirteen
(13) years from the date of grant.

     Payment for shares of Common Stock purchases pursuant to exercise of stock options shall be paid in full in (i) cash, (ii) by certified check, or, (iii) at the discretion of the Administrator by shares of Common Stock having a fair market value equal to the total exercise price or (iv) by a combination of the above. The provision that permits the delivery of already owned shares of stocks as payment for the exercise of an option may permit Apyramiding.@ In general, pyramiding enables a holder to start with as little as one share of common stock and, by using the shares of common stock acquired in successive, simultaneous exercises of the option, to exercise the entire option, regardless of the number of shares covered thereby, with no additional cash or investment other than the original share of common stock used to exercise the option.


     Upon termination of employment or consulting services, an optionee will be entitled to exercise the vested portion of an option for a period of up to three months after the date of termination, except that if the reason for termination was a discharge for cause, the option shall expire immediately, and if the reason for termination was for death or permanent disability of the optionee, the vested portion of the option shall remain exercisable for a period of twelve
(12) months thereafter.

     On December 2, 1996, the Company granted to Joseph Polito, the Company's president, an option to purchase 125,000 shares at an exercise price of $1.10 per share (110% of the ten market price) in accordance with the Management Plan. The shares were registered for resale pursuant to a Form S-8 registration statement filed in February 1997. On March 25, 1997, Mr. Polito exercised the option. On April 11, 1997, Mr. Polito re-sold 60,000 of these shares.


     In December 1997, the Company authorized the issuance, in its third fiscal quarter, of 340,000 shares of Common Stock to management and certain employees and consultants of the Company. 290,000 of such shares were issued pursuant to the Company=s Management Plan as follows: 150,000 were issued to the Company=s President, 70,000 were issued to the Company=s Secretary, and 70,000 were issued to the Company=s Treasurer. The remaining 50,000 shares were issued to employees and consultants. The Company also authorized the filing of a Post-Effective Amendment to the Form S-8 Registration Statement filed in February 1997, wherein the sale of the aforesaid shares is to be registered.

     Incentive Stock Rights. Incentive stock rights consist of incentive stock units equivalent to one share of Common Stock in consideration for services performed for the Company. Each incentive stock unit shall entitle the holder thereof to receive, without payment of cash or property to the Company, one share of Common Stock in consideration for services performed for the Company or any subsidiary by the employee, subject to the lapse of the incentive periods, whereby the Company shall issue such number of shares upon the completion of each specified period. If the employment or consulting services of the holder with the Company terminate prior to the end of the incentive period relating to the units awarded, the rights shall thereupon be null and void, except that if termination is caused by death or permanent disability, the holder or his/her heirs, as the case may be, shall be entitled to receive a pro rata portion of the shares represented by the units, based upon that portion of the incentive period which shall have elapsed prior to the holder=s death or disability.

     Stock Appreciation Rights (SARs). SARs may be granted to recipients of options under the Management Plan. SARs may be granted simultaneously with, or subsequent to, the grant of a related option and may be exercised to the extent that the related option is exercisable, except that no general SAR (as hereinafter defined) may be exercised within a period of six months of the date of grant of such SAR, and no SAR granted with respect to an ISO may be exercised unless the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the ISO. A holder may be granted general SARs (AGeneral SARs@) or limited SARs (ALimited SARs@), or both. General SARs permit the holder thereof to receive an amount (in cash, shares of Common Stock, or a combination of both) equal to the number of SARs exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price of the related option. Limited SARs are similar to General SARs, except that, unless the Administrator determines otherwise, they may be exercised only during a prescribed period following the occurrence of one or more of the following AChange of Control@ transaction: (i) the approval of the Board of Directors of consolidation or merger in which the Company is not the surviving corporation, the sale of all of substantially all the assets of the Company, or the liquidation or dissolution of the Company; (ii) the commencement of a tender or exchange offer for the Company's Common Stock (or securities convertible into Common Stock) without the prior consent of the Board; (iii) the acquisition of beneficial ownership by any person or other entity (other than the Company or any employee benefit plan sponsored by the Company) of securities of the Company representing 25% or more of the voting power of the Company's outstanding Securities; or (iv) if during any period of two years or less, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election, or the nomination for election, of each new Director is approved by at least a majority of the Directors then still in office.



     The exercise of any portion of either the related option or the tandem SARs will cause a corresponding reduction in the number of shares remaining subject to the option or the tandem SARs, thus maintaining a balance between outstanding options and SARs.

     Restricted Stock Purchase Agreements. Restricted Stock purchase agreements provide for the sale by the Company of shares of Common Stock at prices to be determined by the Board, which shares shall be subject to restrictions on disposition for a stated period during which the purchaser must continue employment with the Company in order to retain the shares. Payment must be made in cash. If termination of employment occurs for any reason within six months after the date of purchase, or for any reason other than death or by retirement with the consent of the Company of the Company after the six-month period but prior to the time that the restrictions on disposition lapse, the Company shall have the option to reacquire the shares at the original purchase price.


     Restricted shares awarded under the Management Plan will be subject to a period of time designated by the Administrator (the Arestricted period@) during which the recipient must continue to render services to the Company before the restricted shares will become vested. The Administrator may also impose other restrictions, terms and conditions that must be fulfilled before the restricted shares may vest.


     Upon the grant of restricted shares, stock certificates registered in the name of the recipient will be issued and such shares will constitute issued and outstanding shares of Common Stock for all corporate purposes. The holder will have the right to vote the restricted shares and to receive all regular cash dividends (and such other distributions as the Administrator may designate), if any, which are paid or distributed on the restricted shares, and generally to exercise all other rights as a holder of Common Stock, except that, until the end of the restricted period; (i) the holder will not be entitled to take possession of the stock certificates representing the restricted shares and (ii) the holder will not be entitled to sell, transfer or otherwise dispose of the restricted shares. A breach of any restrictions, terms or conditions established by the Administrator with respect to any restricted shares will cause a forfeiture of such restricted shares.


     Upon expiration of the applicable restriction period and the satisfaction of any other applicable conditions, all or part of the restricted shares and any dividends or other distributions not distributed to the holder (the Aretained distributions@) thereon will become vested. Any restricted shares and any retained distributions thereon which do not so vest will be forfeited to the Company. If prior to the expiration of the restricted period a holder is terminated without cause or because of a total disability (in each case as defined in the Management Plan), or dies, then, unless otherwise determined by the Administrator at the time of the grant, the restricted period applicable to each award of restricted shares will thereupon be deemed to have expired. Unless the Administrator determines otherwise, if a holder's employment terminates prior to the expiration of the applicable restricted period for any reason other than as set forth above, all restricted shares and any retained distributions thereon will be forfeited.

     Accelerating of the vesting of the restricted shares shall occur, under the provisions of the Management Plan, on the first day following the occurrence of any of the following: (a) the approval by the stockholders of the Company of an AApproved Transaction@; (b) a AControl Purchase@; or (c) a ABoard Change.@

     An AApproved Transaction@ is defined as (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

     A AControl Purchase@ is defined as circumstances in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company) (A) shall purchase any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to at tender offer or exchange offer, without the prior consent of the Board of Directors, or (B) shall become the Abeneficial owner@ (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding Securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of Directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's Securities).

     A ABoard Change@ is defined as circumstances in which, during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board shall Cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by a vote of at least a majority of the Directors then still in office.


                            PRINCIPAL SECURITYHOLDERS


     The following table sets forth information as of March 25, 1998 with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any Agroup@ as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock; (ii) each Director; and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.

                                                                                    Percent of Common
Name and Address                          Number of Shares Owned                    Stock Owned (1)
----------------                          ----------------------                    ---------------




                                                                                    `
USABG Corp. (1)(2)
53-09  97th Place                         1,562,332                                   56.8%
Corona, New York  11368





Joseph M. Polito (2)
c/o USABG Corp.
53-09  97th Place                         1,562,332                                   56.8%
Corona, New York  11368




Steven J. Polito
c/o USABG Corp.                             70,000                                     2.5%
53-09  97th Place
Corona, New York  11368


Ronald J. Polito
c/o USABG Corp.                             70,000                                     2.5%
53-09  97th Place
Corona, New York  11368

Marvin Weinstein
c/o USABG Corp.                               --                                        --
53-09  97th Place
Corona, New York  11368

Ronald Murphy
c/o USABG Corp.                               --                                        --
53-09  97th Place
Corona, New York  11368




All Officers and Directors
as a group (5 persons)                    1,702,332                                   61.9%




(footnotes from previous page)

     (1) Includes (i) 205,000 shares of Common Stock issued to Joseph M. Polito, as President of the Company, 55,000 of which shares were issued pursuant to the exercise of an option granted pursuant to the Management Plan and 150,000 of which shares were issued pursuant to the Management Plan; and (ii) 25,000 shares issuable to Mr. Polito upon exercise of a vested option. See ACertain Relationships and Related Transactions.@




     (2) Joseph Polito owns approximately 62.8% of the outstanding shares of Corp. and may be considered the beneficial owner of the shares of the Company owned by Corp. Includes 25,000 shares issuable upon exercise of a vested option granted to Joseph Polito. See ACertain Relationships and Related Transactions.@

                            DESCRIPTION OF SECURITIES


     The Company's authorized capitalization consists of 10,000,000 shares of Common Stock, par value $.001 per share, and 500,000 shares of Preferred Stock, par value $.01 per share, which may be issued in one or more series at the discretion of the Board of Directors. The following summary description of the Common Stock and Preferred Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and amendments thereto.


Common Stock


     Each share of Common Stock entitles its holder to one non-cumulative vote per share, and subject to the preferential rights of the Preferred Stockholders, the holders of more than fifty percent (50%) of the shares voting for the election of Directors can elect all the Directors if they choose to do so. In such event, the holders of the remaining shares will not be able to elect a single Director. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. The Company has not paid cash dividends on its common stock and intends to retain earnings, if any, for use in its activities. Payment of cash dividends in the future will be wholly dependent upon the Company's earnings, financial condition, capital requirements, and other factors deemed relevant by the Board of Directors. It is not likely that cash dividends will be paid in the foreseeable future. Upon any liquidation, dissolution, or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after the satisfaction of the liquidation preference of the preferred stockholders. See ADividend Policy.@

     Shareholders do not have any preemptive rights to subscribe for or purchase any stock, warrants or other Securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provides for preemptive rights.


Preferred Stock


     The Preferred Stock may be issued in one or more series to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of the Preferred Stock will have such voting powers (including, if determined by the Board of Directors, no voting rights), preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations, or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

     Purchasers of the Securities offered hereby should be aware that the holders of any series of the Preferred Stock which may be issued in the future could have voting rights, rights to receive dividends, or rights to distribution in liquidation superior to those of holders of the Common Stock, thereby diluting or negating the voting rights, dividend rights, or liquidation rights of the holders of the Common Stock. Except for the Series A Preferred Stock, the Company has no present intention to issue any shares of Preferred Stock. Pursuant to the terms of the underwriting agreement with the Underwriter, the Company cannot issue any shares of Preferred Stock, except for the Series A Preferred Stock, without the consent of the Underwriter. See A-- Series A Preferred Stock.@

     Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without shareholder action, the Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

Series A Preferred Stock


     The Company has designated 400,000 shares as ASeries A Preferred Stock.@ On consummation of the Offering, the Company agreed to issue to Corp. one share of its Series A Preferred Stock for every share of Common Stock issued pursuant to the exercise of the Warrants. Each share of Series A Preferred Stock has the right to ten votes on all matters submitted to a vote of the shareholders. No shares of Series A Preferred Stock have been issued.

     The shares of the Series A Preferred Stock shall have the right to vote with the shares of Common Stock at all meetings of the shareholders of the Company, or consent in writing in lieu of voting, or otherwise, in respect to any matter upon which the vote, or consent in lieu of voting of the shareholders is required, including without limitation the election of Directors. Each share of Series A Preferred Stock shall be entitled to ten (10) votes.

     At such times as there are shares of Series A Preferred Stock outstanding, the Board of Directors shall be comprised of such odd number of Directors as shall be fixed by the Board of Directors or as stated in the Company's Certificate of Incorporation; provided, however, that such number of Directors shall not be less than three (3) nor more than fifteen (15).

     The shares of Series A Preferred Stock shall not be entitled to receive or earn any dividends or preference upon liquidation. The shares of Series A Preferred Stock then issued and outstanding shall be deemed canceled and no longer designated, issued, or outstanding upon the happening of the expiration of the Warrants. The shares of Series A Preferred Stock are not redeemable by the Company.


Warrants


     In October 1997, the Company=s Board of Directors adopted a resolution decreasing the exercise price of the outstanding Warrants from $6.00 to $3.00. No other terms of the Warrants were amended. In addition, the Board authorized the Company to prepare and file a Post-Effective Amendment to its registration statement to update the information therein enabling the Warrants to become exercisable. Each Warrant entitles the holder thereof to purchase one share of the Company's Common Stock, at an exercise price of $3.00 per share, until August 8, 2000. The Warrants and the Common Stock underlying same are in registered form pursuant to the terms of a Warrant Agreement executed by and between the Company and North American Transfer Co., as warrant agent, so that the holders of the Warrants will receive unrestricted shares of Common Stock upon their exercise thereof and payment therefor. No value was attributed to the Warrants as of the date of the decrease in exercise price to $3.00 per share as the market price of the Common Stock for a substantial period of time prior to the decrease was less than $3.00 per share.


     Each warrant gives the holder the right to purchase one share of the Company's Common Stock, subject to adjustment in certain events at an initial price of $3.00 per share until August 8, 2000. The Warrants are redeemable by the Company at any time upon thirty (30) days' notice at a redemption price of $.05 per Warrant, provided that the closing bid quotation of the Common Stock for each of the twenty (20) trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants. The Company may elect to redeem the Warrants at such time as the Company requires additional capital. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Company will not redeem the Warrants at any time in which its registration statement is not current, so that investors will be able to exercise their Warrants during the 30 day notice period in the event of a warrant redemption by the Company.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock, or a combination, subdivision, or reclassification of Common Stock. No fractional shares will be issued upon exercise of the Warrants; however, the Company shall pay the cash value of the fractional shares otherwise issuable.

     Notwithstanding the foregoing, in case of any consolidation, merger, sale, or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Warrant shall continue to have the right to exercise the Warrant for the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock for which such Warrants were exercisable immediately prior thereto.

     Holders of Warrants are not entitled, by virtue of being such holders, to receive dividends or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of Directors of the Company or any other matter, or to vote at any such meeting, or to exercise any rights whatsoever as shareholders of the Company.

     The Warrants may not be exercisable at any time this Prospectus shall not be deemed to be current. If this Prospectus is deemed not current, prior to the exercise of any Warrants, the Company must file a Post-Effective Amendment to the registration statement of which this Prospectus forms a part, and such Post-Effective Amendment must be declared effective by the Commission. The Company will notify all Warrantholders and its transfer agent that the Warrants may not be exercised in the event that a Post-Effective Amendment has not been declared effective on or before such date so as to prevent the Warrants from being exercised in the absence of a current, effective Registration Statement.


     In the event the Company reduces the exercise price or extends the exercise period of the Warrants, the Company will undertake the notification filing provisions herein referred to with respect to notification of Warrantholders and the filing of a Post-Effective Amendment. No such changes are currently contemplated by the Company.

Special Warrant


     The ASpecial Warrant@ is a warrant which was issued by the Company to Corp. on consummation of the Company's Offering of Securities. The Special Warrant is not transferable by Corp., and neither the Special Warrant nor the underlying shares of Common Stock upon exercise thereof were in registered form. The following statements are summaries of certain provisions of the ASpecial Warrant Agreement.@

     This Special Warrant entitles Corp. to purchase such number of shares of the Company's Common Stock, at a purchase price of $2.50 per share, as allow Corp. to increase its ownership of the Company=s Common Stock in the event such ownership falls below 50% due to the exercise of the Warrants. The Special Warrant is exercisable only to the extent that the number of shares of Common Stock acquired upon its exercise will increase Corp.'s ownership of the Company's Common Stock to no more than 50.1% of the issued and outstanding shares of Common Stock on the date of exercise. On September 1, 1995, in conjunction with the Company=s underwriter=s (of the Offering) exercise of its over-allotment option to purchase 91,850 additional shares of the Company's Common Stock, Corp. exercised its Special Warrant and purchased 5,665 shares of the Company's Common Stock at $2.50 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     During the year ended June 30, 1996, the Company purchased from Waldorf approximately $180,333 of fabricated steel. Such amount paid to Waldorf represented approximately 18% of the steel purchased by the Company for the year ended June 30, 1996. Waldorf is wholly owned by Joseph Polito.


     During the six months ended December 31, 1997 and 1996 and for the years ended June 30, 1997 and 1996, the Company paid $35,000, $337,821, $371,321 and
$622,050, respectively, to MD for certain materials and labor necessary to perform steel erection services.

     During the years ended June 30, 1997 and 1996, the Company paid $214,000 and $163,000, respectively, to Crown for leasing of cranes necessary to perform steel erection services. Mr. Polito owns 50% of Crown.

     During the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997 and 1996, the Company paid certain expenses on behalf of Corp. or advanced funds to it. These advances are non-interest bearing and are due on demand. As of December 31, 1997 and June 30, 1997, these advances to Corp. amounted to $1,022,016 and $18,566, respectively.

     During the year ended June 30, 1997, the Company paid $35,000 to AGLI for certain machinery necessary to perform steel erection services. AGLI is wholly owned by Joseph Polito.

     On March 25, 1997, the Company issued 125,000 shares of Common Stock to Mr. Polito upon exercise by Joseph Polito of an option to purchase 125,000 shares at an exercise price of $1.10 per share, which option was granted under the Company=s Management Plan in December 1996. In February 1997, a Form S-8 Registration Statement was filed with the Securities and Exchange Commission, registering the resale of the shares underlying the option. On April 11, 1997, Mr. Polito sold 60,000 of these shares.

     On June 19, 1997, the Company was in arrears in the amount of $480,000 in payments due under its lease with RSJJ. The Company leases its administrative office space and certain storage space from RSJJ, a corporation owned by Joseph Polito. In accordance with a signed lease agreement which expired on March 31, 1998 but was extended through and until December 31, 1998, the Company pays rent in the amount of $20,000 per month. This arrearage was converted into equity as follows: the Company issued 270,000 shares of Common Stock to Corp., for the cancellation of the debt owed, which in turn issued 200,000 shares of Corp.'s common stock to Mr. Polito and 150,000 shares of Corp. common stock to RSJJ, who in turn then transferred all of its shares to RSJJ=s mortgagor, who agreed to accept said shares as payment of RSJJ's outstanding mortgage.

     In February 1998, the Company agreed to issue 106,667 shares of Common Stock to Corp. as consideration for Corp.=s issuance of its own common stock to RSJJ in consideration for payment in full of the rent due by the Company to RSJJ for the period from January 1, 1998 to December 31, 1998. The value of the shares issued will be recorded at their estimated market value at the date of issuance of $2.12 per share, with a 50% discount due to the restricted nature of the stock. The aforesaid stock was issued in March 1998.

     In March 1998, the Company issued 250,000 shares of Common Stock to its management as follows: 150,000 was issued to Joseph Polito, 70,000 was issued to Ronald Polito, and 70,000 was issued to Steven Polito. See AExecutive Compensation@ for information regarding management=s compensation.

     Corp. is the sole parent of the Company, holding 1,562,332 shares (or 56.8%) of the Company=s Common Stock (inclusive of (i) 106,667 shares issued in exchange for 192,000 shares of Corp. common stock issued to RSJJ as part of the Company=s conversion of lease payments into equity; (ii) 205,000 shares of Common Stock issued to Joseph M. Polito, as President of the Company, 55,000 of which shares were issued pursuant to the exercise of an option granted pursuant to the Management Plan and 150,000 of which shares were issued pursuant to the Management Plan; and (iii) 25,000 shares issuable to Mr. Polito upon exercise of a vested option.)

                                 LEGAL OPINIONS

     Legal matters relating to the shares of Common Stock and Warrants will be passed on for the Company by its counsel, Klarman & Associates, New York, New York.

                                     EXPERTS

     The financial statements of the Company as of and for the years ended June 30, 1997 and 1996 have been audited by Scarano & Tomaro, P.C., Independent Certified Public Accountants, to the extent and for the period set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in giving said reports. In July 1997, Scarano & Tomaro, P.C. was formed and is considered a successor firm of Scarano & Lipton, P.C. for auditing purposes, which firm has executed the report referenced above and consent annexed hereto.

                              AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the ACommission@) a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock and Warrants to which this Prospectus relates. As permitted by the rules and regulations of the Commission, its Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares and Warrants offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549.


                      USA BRIDGE CONSTRUCTION OF N.Y., INC.

                              FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996
                                       AND
         FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED)

                           POST EFFECTIVE AMENDMENT #2

                      USA BRIDGE CONSTRUCTION OF N.Y., INC.
                          INDEX TO FINANCIAL STATEMENTS




                                                                                                      Page
                                                                                                     Number

Independent auditors' report                                                                           61

Balance sheets as of December 31, 1997 (unaudited)
 and June 30, 1997                                                                                     62

Statements of operations for the six months ended
 December 31, 1997 and 1996 (unaudited) and for the years
 ended June 30, 1997 and 1996                                                                          63

Statement of stockholders' equity for the six months ended
 December 31, 1997 (unaudited) and for the years ended
 June 30, 1997 and 1996                                                                                64

Statements  of cash flows for the six months  ended  December  31, 1997 and 1996
 (unaudited) and for the years ended
 June 30, 1997 and 1996                                                                              65 - 66

Notes to financial statements                                                                         67-80

                          INDEPENDENT AUDITORS' REPORT




     To the Board of Directors and Stockholders of USA Bridge Construction of N.Y., Inc.

     We have audited the accompanying balance sheet of USA Bridge Construction of N.Y., Inc. (Athe Company@) as of June 30, 1997 and the related statements of operations, stockholders' equity and cash flows for the years ended June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1997, and the results of its operations and cash flows for the years ended June 30, 1997 and 1996 in conformity with generally accepted accounting principles.



Scarano & Tomaro, P.C.
Syosset, New York
October 4, 1997

                      USA BRIDGE CONSTRUCTION OF N.Y., INC.
                                 BALANCE SHEETS

                               ASSETS
                                                                  December 31,     June 30,
                                                                  1997 (unaudited) 1997
Current assets:
    Cash ......................................................   $   211,724   $   554,025
    Cash, restricted ..........................................       219,199       214,001
    Contracts and retainage receivable, net ...................    10,126,003     8,943,147
    Costs and estimated earnings in excess of billings
     on uncompleted contracts .................................     1,437,547     2,225,723
    Deferred tax asset ........................................       224,775       239,750
    Due from parent company ...................................     1,022,016          --
    Other current assets ......................................       160,923        80,727
                                                                  -----------   -----------

        Total current assets ..................................    13,402,187    12,257,373

Other assets ..................................................        22,176        21,445
                                                                  -----------   -----------

Total assets ..................................................   $13,424,363   $12,278,818
                                                                  ===========   ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable, including cash overdraft
     of $21,256 and $119,658, respectively ....................   $ 1,162,668   $ 3,392,317
    Accrued expenses ..........................................     1,124,688       749,819
    Payroll taxes payable .....................................     1,832,709     1,514,422
    Due to related parties ....................................        75,734       321,894
    Current portion of long-term obligations ..................       325,000          --
    Income taxes payable ......................................       804,964       507,379
    Billings in excess of costs and estimated earnings
     on uncompleted contracts .................................       380,408       126,455
                                                                  -----------   -----------

        Total current liabilities .............................     5,706,171     6,612,286
                                                                  -----------   -----------

Long-term obligations .........................................     1,425,000          --
                                                                  -----------   -----------

Commitments and contingencies (Note 10) .......................          --            --

Stockholders' equity:
    Preferred stock $.01 par value, authorized 500,000 shares,
     issued and outstanding -0- ...............................          --            --
    Common stock $.001 par value, authorized 10,000,000 shares,
     issued and outstanding 2,302,515 .........................       504,047       504,047
    Additional paid in capital ................................     4,459,906     4,459,906
    Retained earnings .........................................     1,329,239       702,579
                                                                  -----------   -----------

        Total stockholders' equity ............................     6,293,192     5,666,532
                                                                  -----------   -----------

Total liabilities and stockholders' equity ....................   $13,424,363   $12,278,818
                                                                  ===========   ===========

                 See accompanying notes to financial statements.

                      USA BRIDGE CONSTRUCTION OF N.Y., INC.
                            STATEMENTS OF OPERATIONS

                                                         (Unaudited)
                                                  For the six months ended      For the years ended
                                                        December 31,                June 30,
                                                1997             1996           1997           1996

Contract revenue ...........................   $ 12,269,286   $  5,774,860    $ 15,455,699    $  7,091,396
Cost of contract revenue ...................     10,077,282      4,142,957      11,167,130       5,197,215
Gross profit ...............................      2,192,004      1,631,903       4,288,569       1,894,181
Expenses:
    General and administrative .............      1,257,983      1,071,239       2,342,309       2,121,007
    Bad debt expense .......................           --             --         1,287,000       1,019,127

        Total expenses .....................      1,257,983      1,071,239       3,629,309       3,140,134

Income (loss) from operations
 before other income (expense)
 and provision (benefit) for
 income taxes ..............................        934,021        560,664         659,260      (1,245,953)

Other income (expenses):
    Interest expense .......................           --           (1,011)        (43,341)        (19,285)
    Amortization of financing costs (Note 6)           --             --              --          (441,863)
    Gain on forgiveness of accounts
     payable ...............................           --             --           243,750
                                                                                              ------------
    Interest income ........................          5,199            999          10,425          27,478
        Total other income (expenses) ......          5,199            (12)        210,834        (433,670)

Income (loss) before provision (benefit)
 for income taxes ..........................        939,220        560,652         870,094      (1,679,623)

Provision (benefit) for income taxes .......        312,560           --           267,629        (855,250)

Net income (loss) ..........................   $    626,660   $    560,652    $    602,465    $   (824,373)

 Earnings per common share:
    Basic:
        Net income (loss) ..................   $        .27   $        .29    $        .30    $       (.46)
    Diluted:
        Net income (loss) ..................   $        .27   $        .20    $        .25    $       (.46)
Weighted average number of shares
 outstanding ...............................      2,302,515      1,907,515       1,961,265       1,807,354

Weighted average number of
 shares outstanding - assuming dilution ....      2,302,515      2,787,264       2,416,053       1,807,354

                 See accompanying notes to financial statements

                      USA BRIDGE CONSTRUCTION OF N.Y., INC.
                        STATEMENT OF STOCKHOLDERS EQUITY
             FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED)
                 AND FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                                           Common
                                           stock
                                                                 Additional                   Total
                                                                 paid in       Retained       stockholders
                                      Shares      Amount         capital       earnings       equity
Balances at July 1, 1995 ........     1,110,000   $   502,854   $   968,306    $   924,487    $ 2,395,647

Issuance of common stock and
 warrants from initial public
 offering .......................       791,850           792     4,007,908           --        4,008,700

Cost associated with initial
 public offering ................          --            --        (903,820)          --         (903,820)

Issuance of shares in connection
 with exercise of special warrant         5,665             6        14,157           --           14,163

Net loss for the year
 ended June 30, 1996 ............          --            --            --         (824,373)      (824,373)
                                    -----------   -----------   -----------    -----------    -----------

Balances at June 30, 1996 .......     1,907,515       503,652     4,086,551        100,114      4,690,317

Issuance of common shares
 in connection with the exercise
 of options .....................       125,000           125       137,375           --          137,500

Issuance of common stock
 in connection with settlement
 of related party debt ..........       270,000           270       235,980           --          236,250

Net income for the year
 ended June 30, 1997 ............          --            --            --          602,465        602,465
                                    -----------   -----------   -----------    -----------    -----------

Balances at June 30, 1997 .......     2,302,515       504,047     4,459,906        702,579      5,666,532

Net income for the six
 months ended December 31, 1997 .          --            --            --          626,660        626,660
                                    -----------   -----------   -----------    -----------    -----------

Balances at December 31, 1997 ...     2,302,515   $   504,047   $ 4,459,906    $ 1,329,239    $ 6,293,192
                                    ===========   ===========   ===========    ===========    ===========

                 See accompanying notes to financial statements.

                      USA BRIDGE CONSTRUCTION OF N.Y., INC.
                            STATEMENTS OF CASH FLOWS


                                                             (Unaudited)
                                                       For the six months ended       For the years ended
                                                              December 31,                   June 30,
                                                         1997           1996           1997            1996
                                                         -------        -----------------------------------
Cash flows from operating activities:
Net income (loss) ....................................   $   626,660    $   560,652    $   602,465    $  (824,373)
    Adjustments to reconcile net income (loss) to net
     cash provided by (used for) operating activities:
       Amortization ..................................         3,048          2,327
       Amortization of financing costs ...............          --             --             --          441,863
       Bad debt expense ..............................          --             --        1,287,000      1,019,127
       Deferred income tax benefit ...................        14,975           --         (239,750)          --
       Gain on issuance of stock .....................          --             --         (243,750)          --
       Decrease (increase) in:
          Contracts and retainage receivable .........    (1,182,856)    (3,324,289)    (6,789,756)    (1,539,045)
          Costs and estimated earnings in excess of
            billings on uncompleted contracts ........       788,176      1,361,524        207,801       (607,395)
          Other current assets .......................       (80,196)       (11,738)       (20,415)       (11,256)
       Increase (decrease) in:
          Accounts payable ...........................      (479,649)     1,134,370      2,946,778        381,199
          Accrued expenses ...........................       374,869         14,597        629,622       (220,934)
          Payroll taxes payable ......................       318,287        152,870      1,061,559         77,274
          Income taxes payable .......................       297,585           --          507,379       (855,250)
          Billings in excess of costs and estimated
           earnings on uncompleted contracts .........       253,953         (8,857)       109,888         16,567
                                                                        -----------    -----------    -----------

Net cash provided by (used for) operating activities .       934,852       (118,544)        58,821     (2,122,223)
                                                                        -----------    -----------    -----------

Cash flows from investing activities:
    Advances to parent company .......................    (1,022,016)          --             --             --
    Increase in restricted cash ......................        (5,198)          (756)       (10,126)      (203,875)
    Purchase of fixed assets .........................        (3,779)        (5,677)          --             --
                                                                        -----------    -----------    -----------
       Net cash used by investing activities .........    (1,030,993)        (6,433)       (10,126)      (203,875)
                                                         -----------    -----------    -----------    -----------
Cash flows from financing activities:
    Financing costs incurred .........................          --             --          (35,000)          --
    Proceeds from (repayments to) officers ...........          --             --          273,181         (5,963)
    Proceeds from (repayments to) affiliates .........          --             --          128,410        (19,784)
    Proceeds from (repayments to) related parties ....      (246,160)       266,963        118,825         16,752
    Proceeds from initial public offering and
     exercise of special warrants net of costs .......          --             --             --        3,222,597
    Repayment of notes payable .......................          --             --             --         (972,000)
                                                                        -----------    -----------    -----------

Net cash (used for) provided by financing activities .      (246,160)       266,963        485,416      2,241,602
                                                                                       -----------    -----------

Net (decrease) increase in cash ......................      (342,301)       141,986        534,111        (84,496)
Cash, beginning ......................................       554,025         19,914         19,914        104,410
                                                                                                      -----------

Cash, ending .........................................   $   211,724    $   161,900    $   554,025    $    19,914
                                                         ===========    ===========    ===========    ===========

                 See accompanying notes to financial statements.

                      USA BRIDGE CONSTRUCTION OF N.Y., INC.
                            STATEMENTS OF CASH FLOWS

                                                                              (Unaudited)
                                                               For the six months ended             For the years ended
                                                                     December 31,                        June 30,
                                                                  1997          1996                1997             1996
                                                                  -------       -------             ---------------------
Supplemental disclosure of cash flow information:
    Interest paid                                               $   -           $ 1,011             $  21,612     $   11,342
                                                                ============    =============       =========     ==============
    Taxes paid                                                  $   -           $  -                $  678        $      704
                                                                ============    ===========         ======        ==============

Supplemental disclosure of non-cash financing activities:
    Issuance of 270,000 shares of common stock in
     connection with settlement of related party debt           $   -           $  -                $ 236,250     $       -
                                                                =============   =============       =========     ==============
    Issuance of 125,000 shares of common stock in
     connection with exercise of options                        $   -           $  -                $  137,500    $       -
                                                                =============   =============       ==========    ==============


                 See accompanying notes to financial statements.

NOTE 1          -     ORGANIZATION

     USA Bridge Construction of N.Y., Inc. (the ACompany@) is a New York corporation which provides steel erection for building, roadway, and bridge repair projects for contractors who have been engaged by private and municipal/governmental clients. In January 1998, the Company effected a name change from U.S. Bridge of N.Y., Inc. to USA Bridge Construction of N.Y., Inc. During June 1996, the Company began providing prime contracting (similar to general contracting services). The Company was incorporated on September 4, 1990 and is a majority-owned subsidiary of USABG Corp. (ACorp.@). The Company's President is also the majority stockholder of Corp. and may be considered the beneficial owner of the Company.

NOTE 2          -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Basis of presentation - Six months ended December 31, 1997 and 1996

     The unaudited interim financial statements for the six months ended December 31, 1997 and 1996 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosure which are necessary for a fair presentation. The results of operations for the six months ended are not necessarily indicative of the results for the full year.

     b) Use of estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported as assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates with regard to these financial statements relate to the estimating of final construction contract profits in accordance with accounting for long-term contracts and estimating potential liabilities in conjunction with certain contingencies and commitments. Actual results could differ from these estimates.

     c) Cash and cash equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company at December 31, 1997 and June 30, 1997 maintains its cash deposits in accounts which are in excess of federal deposit insurance corporation limits by $138,035 and $244,625, respectively.

     As of December 31, 1997 and June 30, 1997 the Company maintains $219,199 and $214,001, respectively, of restricted cash securing a credit line from a financial institution on behalf of Corp.

     d) Contracts and retainage receivable

     Contracts receivable include receivables which represent amounts billed but uncollected on completed construction contracts and construction contracts in progress and unbilled retainage on completed and in progress construction contacts.

     The Company utilizes the allowance method for recognizing the collectibility of its contracts receivable. The allowance method recognizes bad debt expense based on a review of the individual accounts outstanding based on the surrounding facts and estimates made by management.

     e) Revenue recognition

     The Company recognizes revenue and costs for all contracts under the percentage of completion method. Cost of contract revenues includes all direct material and labor costs and those indirect costs related to contract performance. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete construction contracts in progress. Material project losses are provided for in their entirety without reference to the percentage of completion. As contracts can extend over one or more accounting periods, revision in costs and earnings estimated during the course of the work are reflected during the accounting period in which the facts become known. An amount equal to the costs attributable to unapproved change orders and claims is included in the total estimated revenue when realization is probable and the amount can be reasonably estimated. No such costs or revenues have been recognized during the years ended June 30, 1997 and 1996 or the six months ended December 31, 1997 and 1996. The Company generally determines a contract complete pursuant to substantial completion clauses stipulated in each contract.

     The current asset, Acosts and estimated earnings in excess of billings on uncompleted contracts@, represents revenues recognized in excess of amounts billed on uncompleted contracts at the end of each period. The current liability, Abillings in excess of costs and estimated earnings on uncompleted contracts,@ represents billings which in excess of revenues recognized on uncompleted contracts at the end of each period.

     f) Earnings (loss) per common share

     Earnings (loss) per common share for the six months ended December 31, 1997 and 1996 and for the year ended June 30, 1997 and 1996 are based upon the weighted average number of shares of common stock outstanding during the respective periods. (See Note 12 for additional disclosures).

     g) Income taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, AAccounting for Income Taxes@ which requires the use of the Aliability method@ of accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. In addition, future tax benefits, such as net operating loss carryforwards, are recognized currently to the extent such benefits are more likely than not to be realized as an economic benefit in the form of a reduction of income taxes in future years. Current income taxes are based on the respective periods= taxable income for Federal, State and City income tax reporting purposes.

     h) Fair value disclosure as of June 30, 1997

     The carrying value of cash, contract and retainage receivable, accounts payable, accrued expenses, and payroll taxes payable are a reasonable estimate of their fair value.

     i) Balance sheet classifications

     In accordance with normal practice in the construction industry, the Company included in current assets and current liabilities amounts related to construction contracts receivable and payable over a period in excess of one year.

     In general, contract related receivables and payables other than retainage receivables are expected to be collected and paid within one year.

     j) Impact of recently issued accounting standards

     During 1995, SFAS No. 123, AAccounting for Stock-based Compensation@ was issued. The statement requires the fair value of stock options and other stock-based compensation issued to employees to be either included as compensation expense in the income statement, or the pro-forma effect on net income and earnings per share to be disclosed in the footnotes to the financial statements commencing in 1996. The Company has elected to adopt SFAS No. 123 effective July 1, 1995.

     k) Reclassifications

     Certain reclassifications have been made to the December 31, 1996 and June 30, 1996 financial statements in order to conform to the December 31, 1997 and June 30, 1997 presentation.

     NOTE 3 - CONTRACTS AND RETAINAGE RECEIVABLE

     Contract and retainage receivable consist of the following at:

                                                                                      December 31,    June 30,
                                                                                          1997              1997
                      Contracts in progress                                         $       973,525   $     5,087,169
                      Completed contracts                                                10,554,091         4,920,134
                      Retainage on completed and
                       uncompleted contracts                                                757,387         1,222,844
                                                                                    ---------------   ---------------
                                                                                         12,285,003        11,230,147
                      Less:  allowance for doubtful accounts                            (2,159,000)       (2,287,000)
                                                                                   ----------------   ---------------
                      Contracts and retainage receivable, net                      $     10,126,003   $     8,943,147
                                                                                   ================   ===============

     The allowance for doubtful accounts was increased to $2,287,000 during the year ended June 30, 1997 from $1,000,000 at June 30, 1996 to reflect the filing of mechanic=s liens on certain projects as well as a review of the aging of the accounts receivable. During the six months ended December 31, 1997, receivables amounting to $128,000 which were previously reserved were collected. No further adjustments to the allowance have been deemed necessary by management as of December 31 and June 30, 1997.

NOTE 4          -     CONTRACTS IN PROGRESS

     Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following at:

                                                                                      December 31,    June 30,
                                                                                          1997              1997
                      Costs incurred on uncompleted contracts                     $      11,884,787  $     14,025,808
                      Profits earned to date                                              1,293,621         4,190,473
                                                                                    ---------------   ---------------
                                                                                         13,178,408        18,216,281
                      Less: billings to date                                            (12,121,269)      (16,117,013)
                                                                                    ---------------   ---------------
                                                                                    $     1,057,139   $     2,099,268
                                                                                    ===============   ===============

     Included in the accompanying balance sheet under the following captions at:

                                                                                      December 31,    June 30,
                                                                                          1997              1997
                      Costs and estimated earnings in excess of
                       billings on uncompleted contracts                            $     1,437,547   $    2,225,723
                      Billings in excess of costs and estimated
                       earnings on uncompleted contracts                                  (380,408)         (126,455)
                                                                                      -------------      ------------
                                                                                    $     1,057,139   $     2,099,268
                                                                                    ===============   ===============

NOTE 5          -     BACKLOG

     The following schedule summarizes changes in backlog on contracts during the six months ended December 31, 1997 and the year ended June 30, 1997. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun. The Company has not included in its computation of backlog any unapproved change orders or claims unless the realization is probable and the amount is estimable. No such items meet these criteria, however, thus same are not included in the following table.

                                              Six months ended    Year ended
                                                  December 31,      June 30,
                                                          1997          1997
                                             -----------------   -----------
Backlog balance at July 1, 1997 and 1996 ......   $  6,088,048    $ 17,943,400
Change orders to contracts in progress ........      9,388,852       1,711,347
New contracts during the period                         19,646       1,889,000
                                                    15,496,546      21,543,747

Less: contract revenue earned during the period    (12,269,286)    (15,455,699)


Backlog balance ...............................   $  3,227,260    $  6,088,048



NOTE 6          -     PROMISSORY NOTES

     On January 16, 1995, an Underwriter commenced and privately offered on a best-efforts basis, sixteen (16) units of the Company=s securities at a price of $55,000 per unit. Each unit consisted of a promissory note in the principal amount of $45,000 bearing interest at 12% per annum, and 10,000 shares of common stock at $1.00 per share. The 160,000 shares sold in this offering were assigned a value of 100% of the initial public offering price of $5.00 per share. In relation to the common stock sold in the offering, the Company recorded deferred financing costs of $640,000 (160,000 shares at $5.00 per share less original cost of $1.00 per share). Deferred financing costs were amortized on a monthly basis until the earlier of March 1996, the due of the related promissory notes, or the initial public offering of the Company. As a result, for the year ended June 30, 1996, the Company recorded the balance of the amortization expense of $441,863. The Company=s effective interest rate amounted to approximately 235% when including both the financing costs and interest expense. The holders of such shares included their shares in the Company=s initial public offering. The offering was completed on March 9, 1995 resulting in all sixteen (16) units being sold netting proceeds to the Company of approximately $696,851.

NOTE 7          -     ACCRUED EXPENSES

                              Accrued expenses consisted of the following at:
                                                                               December 31,             June 30,
                                                                                   1997                   1997
                              Wages and related union benefits                   $       -           $       307,934
                              Professional fees                                        9,500                  20,000
                              Accrued insurance expense                            1,115,188                 421,885
                                                                            ----------------       -----------------


                                                                            $      1,124,688       $         749,819
                                                                            ================       =================

NOTE 8          -     INCOME TAXES

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, AAccounting for Income Taxes@. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of these temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The Company's only such significant items relate to its allowance for doubtful accounts and Section 144 stock issued for services.

     For income tax purposes,  the Company  reports using a year end of December
31.

     The reconciliation of income tax computed at the federal statutory tax rate to income tax expense is as follows:

                                                                                          For the years ended June 30,
                                                                                               1997                1996

                      Federal statutory income tax rate                                             34%            (34%)
                      Increases (reductions) resulting from:
                          State and local income taxes net of
                           federal benefit                                                          13%            (13%)
                          Deferred income tax benefit, net
                           operating losses and other
                           miscellaneous permanent
                           differences                                                             (16%)            (4%)
                                                                                          -------------    ------------

                      Effective income tax provision (benefit) rate                                 31%             (51%)
                                                                                                =======         ========

     The tax effects of significant items comprising the Company's net deferred tax assets are as follows at June 30, 1997:

Allowance for doubtful accounts         $ 1,073,500
Section 144 restricted stock            (114,500)
Less: Valuation allowance               (719,250)
                                        --------------

Current portion of deferred tax asset   $ 239,750
                                        ================

     The Company has recorded a deferred tax asset with an estimated valuation allowance of 75% as of June 30, 1997 based on the estimated deductibility of the above items in the future.

NOTE 9                -   STOCKHOLDERS EQUITY

     a) Recapitalization

     On April 24, 1994, the Company's parent, Corp., issued 2,820,000 shares of its own common stock to the previous stockholders of the Company in exchange for all of the Company's outstanding shares.

     The acquisition of the Company by Corp. was treated as a recapitalization for accounting purposes. Accordingly, after such transaction, the Company was a wholly-owned subsidiary of Corp. The Company became a majority-owned subsidiary of Corp. as a result of the Company's initial public offering, the exercise of a special warrant by Corp. and the exchange of Corp. stock for Company stock held by related parties.

     b) Initial Public Offering

     On August 14, 1995 the Company successfully completed its public offering. As a result, the Company sold 791,850 shares which included 91,850 shares in connection with the exercise of the underwriter's over-allotment options and 494,500 warrants which included 64,500 warrants pursuant to the underwriter's over-allotment option. The Company yielded a total net proceeds of $2,077,903 after deducting underwriter selling expenses and expense allowance, repayment of bridge loans and promissory notes and related accrued interest to the bridge lenders and private investors, and the pre-payment of the first two year's financial consulting agreement with the underwriter. Simultaneously with the offering, the Company charged all deferred offering costs incurred to additional paid-in capital which totaled $903,820. The payment of the first two year=s financial consulting agreement was recorded as a prepaid expense and has been amortized over the period covered.

     Upon the closing of the sale of the Shares and Warrants offered, the Company sold to the underwriter individually and not as a representative of the Underwriters, warrants to purchase 70,000 common shares and 43,000 Warrants exercisable for a period of four years commencing one year after the IPO effective date (August 9, 1995) at 120% of the initial offering price.

     c) Special Warrant

     On September 9, 1995, the Company's majority stockholder, Corp., purchased, at $2.50 per share, 5,665 common shares of the Company by exercising its rights pursuant to the terms of a special warrant issued only to such stockholder in conjunction with the initial public offering in order to maintain its ownership interest above 50%.

     d) Issuance of common stock

     i) In  December  1994,  the  Board of  Directors  adopted  the 1994  Senior
Management Incentive Plan (the AManagement Plan@), which was adopted by shareholder consent. The Management Plan provided for the issuance of up to 150,000 shares of the Company=s Common Stock in connection with the issuance of stock options and other stock purchase rights to executive Officers and other key employees. During December 1996, the Board of Directors authorized an amendment to the Management Plan to increase the amount of stock options available to 1,000,000.

     ii) During February 1997, pursuant to a Form S-8 Registration Statement filed with Securities and Exchange Commission, the Company registered 125,000 shares of common stock underlying option to issue common stock of the Company to the Company=s President pursuant to the Management Plan. The options were granted December 2, 1996 and were exercisable at $1.10 per share (110% of the bid price on November 27, 1996). These options were exercised March 25, 1997 resulting in the issuance of 125,000 shares of common stock.

     iii) During June 1997, pursuant to an agreement with R.S.J.J. Realty Corp. (ARSJJ@), (a Company wholly-owned by the Company=s President) the Company issued 270,000 shares of its common stock to RSJJ for settlement of $480,000 of accrued rent. These shares were then transferred to Corp. by RSJJ in exchange for shares in Corp. These shares have been recorded at the estimated market value at the date of issuance of $1.75 per share with a 50% haircut due to the restricted nature of the stock, or $236,750. As a result, the Company has recorded a gain on the forgiveness of accounts payable of $243,250.

NOTE 10         -     COMMITMENT AND CONTINGENCIES

     a) Disclosure of significant estimates - revenue recognition

     As outlined in the Summary of Significant Accounting Policies, the Company=s construction revenue is recognized on the percentage of completion basis. Consequently, construction revenue and gross margin for each reporting period is determined on a contract by contract basis by reference to estimates by the Company=s management and engineers of expected costs to be incurred to complete each project. These estimates include provisions for known and anticipated cost overruns, if any exist or are expected to occur. These estimated may be subject to revision in the normal course of business.

     b) Lease agreement

     The Company leases its administrative offices and storage space pursuant to a signed lease agreement with RSJJ. Such lease required monthly payments of $20,000 and expired on March 31, 1998; in February 1998, however, the lease was extended through and until December 31, 1998. Under such lease agreement, the Company is required to make future minimum lease payments as follows (See Note 14(a)(i) for additional information):

Year Ending
June 30,
1998                $ 180,000
                    ================

     Included in general and administrative expenses is rent expense which amounted to $120,000 for the six months ended December 31, 1997 and 1996 and $240,000 for the years ended June 30, 1997 and 1996. In addition, pursuant to an oral agreement the Company leases a yard for storage material with an unrelated party which requires monthly payments of approximately $3,500. Accordingly, total rent expense for the six months ended December 31, 1997 and 1996 amounted to $141,000. Total rent expense for the years ended June 30, 1997 and 1996 amounted to $282,000. As of December 31, 1997 and June 30, 1997, $87,500 and $66,500, respectively, of rent remains unpaid and is included in accounts payable. During June 1997, the Company issued 270,000 shares of its common stock to settle $480,000 of accrued rent.

     c) Significant customers and vendors

     For the six months ended December 31, 1997 and 1996, the Company had two and three unrelated customers, respectively, which accounted for approximately 69% and 12%, and 38%, 30% and 17%, respectively of total revenues. As of December 31, 1997 approximately 19% and 58% of contracts and retainage receivables, net of allowances for doubtful accounts, are due from two customers.

     For the years ended June 30, 1997 and 1996, the Company had three and two unrelated customers respectively, which accounted for approximately 53%, 19% and 15%, and 22% and 28% respectively, of total revenues. As of June 30, 1997 approximately 22%, 21%, 15% and 24% of contracts and retainage receivables, net of allowances for doubtful accounts, are due from four customers, respectively.

     d) Seasonality

     The Company operates in an industry which may be seasonal, generally due to inclement weather occurring during the winter months. Accordingly, the Company may experience a seasonal pattern in its operating results with lower revenue in the third quarter of each fiscal year. Quarterly results may also be affected by the timing of bid solicitations by governmental authorities, the stage of completion of major projects and revenue recognition policies.

     e) Bonding requirements

     The Company is required to provide bid and/or performance bonds in connection with governmental construction projects. To date, the Company has been able to sufficiently obtain bonding for its private projects. The Company is continuously pursuing obtaining bonding for its governmental construction projects. In addition, new or proposed legislation in various jurisdictions may require the posting of substantial additional bonds or require other financial assurances for particular projects.

     f) Mechanic=s liens

     As of June 30, 1997, three actions to foreclose upon mechanic=s liens filed during the fiscal year were commenced. Such actions seek relief in the amount of $3,278,775. As of December 31, 1997, additional mechanic=s liens had been filed, bringing the total relief sought to $16,919,542.

     The mechanic=s liens have been filed in relation to work completed and billed. Based upon the assessment of management, the Company has recorded on allowance for doubtful account to adjust the receivables to their estimated realizable amount.

     g) Legal Proceedings

     i) The Company is a party to various claims and legal proceedings incidental to its business. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of the considerable uncertainties that exist with respect thereto. Accordingly, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the financial position of the Company.

     h) Payroll taxes

     As of December 31, 1997 and June 30, 1997, the Company owes approximately $1,832,709 and $1,514,422, respectively, of payroll taxes and related estimated penalties and interest computed on a quarterly basis. Although as of June 30, 1997, the Company has not entered into any formal repayment agreements with the respective tax authorities, it has been making payments based on oral agreements.

     i) Accounts payable

     In November 1997, the Company entered into an agreement with the Iron Workers Local 40, 361, and 417 Joint Security Funds (AThe Union@) in order to liquidate $1,750,000 owed relating to unpaid union dues and benefits. The Company agreed to pay $75,000 by January 1998 and at least $25,000 monthly commencing March 1, 1998 with interest at 9.5% per annum. As collateral, the Company assigned its retainage receivable from a certain project as well as $1,750,000 of the Company=s related mechanic=s lien. Upon any funds being released or paid under such mechanic=s lien, The Union will be repaid any balance owed in full before the Company may receive any funds. The Company will receive credit for any payments received by The Union to the assigned portion of the mechanic=s lien.

NOTE 11 - RELATED PARTY TRANSACTIONS

     a) Purchase of material and labor

     For the six months ended December 31, 1997 and 1996 and for the years ended June 30, 1997 and 1996, the Company paid $35,000, $337,821, $371,321 and
$622,050, respectively, to USA Bridge Construction Corp. (Maryland) (AMD@) for materials and labor necessary to perform steel erection services. MD is a wholly-owned subsidiary of Corp. During September 1996, MD ceased substantially all of its operations and the Company began purchasing material and labor from unrelated third party steel fabricators. At December 31, 1997 and June 30, 1997, the Company owed MD $47,220 and $62,606, respectively, principally for advances in connection with above services and such amounts are non-interest bearing and due on demand. Lastly, for the year ended June 30, 1996 the Company purchased from Waldorf Steel Fabricators, Inc. (AWaldorf@) approximately $180,333 of the materials and labor necessary to perform fabrication services. Effective August 1, 1995 Waldorf ceased operations. As result, the Company had no purchases from Waldorf during the year ended June 30, 1997 or the six months ended December 31, 1997 and 1996. Said vendor is under the common control of the Company's majority stockholder and President.

     b) Rent expense

     Included in general and administrative expenses is rent expense paid pursuant to a signed lease agreement with a company wholly-owned by the Company's President. Such rent amounted to $120,000 for the six months ended December 31, 1997 and 1996 and $240,000 for the years ended June 30, 1997 and 1996. See Note 14(a)(i) for additional information.

     c) Employment agreement

     On April 4, 1995, the Company entered into an employment agreement with its President and Director for a term of approximately three (3) years expiring on June 30, 1998. The employment agreement provides for an annual salary of $300,000 with a 10% annual escalation. In addition, the President and Director has been granted options to purchase 25,000 shares of the Company's common stock, all of which options shall vest through April 1998 and which expire April 2000. The exercise price of the options is $5.50 per share. The foregoing options are intended to qualify as incentive stock options.

     d) Due from parent company

     During the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997 and 1996 the Company paid certain expenses on behalf of Corp. or advanced funds to it. These advances are non-interest bearing and are due on demand. As of December 31, 1997 and June 30, 1997, such advances to Corp. amounted to $1,022,016 and $18,566, respectively.

     e) Due to related parties

     (i) Since June 1995 the President of the Company has advanced the Company certain funds. The advances are non-interest bearing and are due on demand. At December 31, 1997 and June 30, 1997 amounts due to the President amounted to $946 and $225,368, respectively.

     (ii) As of December 31, 1997 and June 30, 1997, the Company owes approximately $74,788 and $96,526, respectively, for advances made by affiliates and related parties on its behalf. Such advances are non-interest bearing and are due on demand.



NOTE 12 - EARNINGS PER SHARE

     Effective December 31, 1997, the Company implemented Statement of Financial Accounting Standards No. 128 AEarnings Per Share (AEPS@) (ASFAS #128@). The following is the reconciliation of the numerators and denominators of the basic and diluted EPS for the years ended June 30, 1997 and 1996, and for the six months ended December 31, 1997 and 1996:

                                                                    (Unaudited)
                                                                 For the six months               For the year
                                                                 ended December 31,              ended June 30,
                  Numerator:                                    1997         1996              1997          1996
                  ----------                                 ----------   ----------      ------------    -------

                  Net income (loss)                          $   626,660  $    560,652    $   602,465      $ (824,373)
                                                             ===========  ============    ===========      =================


                  Denominator:

                  Computation of basic EPS:
                     Weighted average common shares
                      outstanding                              2,302,515     1,907,515      1,961,265       1,807,354
                                                            ============     =========   ============       ==================

                  Basic EPS                                         .27            .29            .31        (.46)
                                                           =============     =========         =======      ==========

                  Computation of diluted EPS:
                    Weighted average common shares
                      outstanding                              2,302,515     1,907,515       1,961,265      1,807,354

                    Potentially dilutive shares:
                       Weighted average shares issuable
                        under warrants                             (A)-        872,249         436,124                  (C)-
                       Weighted average shares issuable
                          under options                            (B)-       (B)7,500       (B)18,664                  (C)-
                                                                 -------     ---------       ---------      -------------
                     Weighted average shares
                        outstanding & available                2,302,515     2,787,264       2,416,053      1,807,354
                                                             ===========     =========        ========      =================

                  Diluted EPS                                       $.27         $ .20         $   .25           $ (.46)
                                                                    ====         =====         =======           ======


     (A) Shares issuable under warrants, totaling 3,607,500 outstanding during the six months ended December 31, 1997 were not included in the computation of diluted EPS since the warrants= exercise price was greater than the average market price of the common shares.

     (B) Shares issuable under options, totaling 7,500 outstanding during the six months ended December 31, 1996 and 15,000 outstanding during the year ended June 30, 1997 and the six months ended December 31, 1997 were not included in the computation of diluted EPS since the options exercise price was greater than the average market price of the common shares.

     (C) In accordance with the provisions of SFAS #128 no potential dilutive shares have been included in the computation of diluted EPS as the Company has a loss from continuing operations.

NOTE 13 - STOCK BASED COMPENSATION

     A summary of the status of the Company=s stock options outstanding as of June 30, 1997 and 1996, and changes during the years then ended on those dates is as follows:

                                                           1996                        1997
                                                           Weighted                     Weighted
                                                           Average                      Average
                                                           Exercise                     Exercise
Stock Options                            Shares            Price           Shares       Price

Outstanding at beginning of year ...     25,000            5.50            25,000       5.50
Additional options granted .........          0             N/A           125,000       1.10
Options exercised ..................          0             N/A          (125,000)      1.10

Outstanding at end of year .........     25,000                            25,000


Options exercisable at year end ....      7,500                            15,000

Weighted average fair value
  of options granted during the year   $      0                            $ 1.10

     See Note 9(d)(ii) for additional information concerning options granted and exercised during the year ended June 30, 1997.



NOTE 14 - SUBSEQUENT EVENT

     a) Issuance of common stock

     i) On February 5, 1998, the Company agreed to issue 106,667 shares of its common stock to Corp. as consideration to Corp. for issuing shares of its own stock to RSJJ in consideration for payment in full of the rent due by the Company to RSJJ for the period from January 1, 1998 to December 31, 1998. The value of the shares issued will be recorded at their estimated market value at the date of issuance of $2.12 per share, with a 50% discount due to the restricted nature of the stock. Accordingly, the Company will record prepaid rent amounting to $240,000, $127,000 as a gain on prepayment of rent, and increase in equity amounting to $113,000. The Company issued such stock in March 1998.

     ii)In December 1997, the Company authorized the issuance, in its third quarter, of 290,000 shares of Common Stock, pursuant to the Management Plan, to its management. The Company authorized the issuance of an additional 50,000 shares to certain of its employees and consultants. Of the 340,000 shares issued in March 1998, 150,000 were issued to the Company=s President, 70,000 were issued to the Company=s Secretary, and 70,000 were issued to the Company=s Treasurer. The Company also authorized the filing of an amended Form S-8 Registration Statement to register the aforesaid 340,000 shares for resale and to reflect an increase (to 1,000,000 shares) of the shares which may be issued under the Management Plan. In connection with such issuance, the Company will record compensation and consulting expense amounting to approximately $510,000 which is based on the average closing bid price of $1.50 per share for the month of March 1998.

                     USA BRIDGE CONSTRUCTION OF N.Y., INC.

                          NOTES TO FINANCIAL STATEMENTS

     Information with respect to the six months ended December 31, 1997 and 1996 is unaudited.


     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION STATED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                     --------------------

                       TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................

RISK FACTORS..................................................

DIVIDEND POLICY...............................................

DILUTION......................................................

USE OF PROCEEDS...............................................

CAPITALIZATION................................................

BUSINESS......................................................

MANAGEMENT....................................................

PRINCIPAL SECURITYHOLDERS.....................................

DESCRIPTION OF
SECURITIES ...................................................

SHARES ELIGIBLE FOR
FUTURE SALE...................................................

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................

UNDERWRITING..................................................

LEGAL OPINIONS................................................

EXPERTS.......................................................

AVAILABLE INFORMATION.........................................

INDEX TO FINANCIAL STATEMENTS.............................F-0

II-

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 24.  Indemnification of Directors and Officers.

     As permitted under the New York General Corporation Law, the Company's Certificate of Incorporation and By-laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law or illegal personal gain.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              Item 25.  Other Expenses of Issuance and Distribution.

              Registration Fee                                                  $  -
              Printing and Engraving                                            $  2,500 (1)
              Legal Fees                                                        $ 20,000 (1)
              Accounting                                                        $  7,500 (1)
              Transfer Agent                                                    $  --      (1)
              NASD Filing Fees                                                  $  --
              Miscellaneous                                                     $  2,500 (1)
                                                                                --------
              Total                                                             $ 32,500 (1)

              (1)          Estimated.

              Item 26.  Recent Sales of Unregistered Securities.


     On consummation of its Initial Public Offering, a Special Warrant was issued by the Company to Corp. This Special Warrant entitles Corp. to purchase such number of shares of the Company's Common Stock, at a purchase price of $2.50 per share, as allow Corp. to increase its ownership of the Company=s Common Stock in the event such ownership falls below 50% due to the exercise of the Warrants. The Special Warrant is exercisable only to the extent that the number of shares of Common Stock acquired upon its exercise will increase Corp.'s ownership of the Company's Common Stock to no more than 50.1% of the issued and outstanding shares of Common Stock on the date of exercise. In addition, the Company agreed to issue to Corp. one share of its Series A Preferred Stock for every ten shares of Common Stock issued pursuant to the exercise of the Warrants. Each share of Series A Preferred Stock has the right to ten votes on all matters submitted to a vote of the shareholders. On September 1, 1995, in conjunction with the Company=s underwriter=s (of the Offering) exercise of its over-allotment option to purchase 91,850 additional shares of the Company's Common Stock, Corp. exercised its Special Warrant and purchased 5,665 shares of the Company's Common Stock at $2.50 per share.

     In June 1997, the Company issued 270,000 shares in accordance with the cancellation of the debt of $480,000, owed pursuant to the Company's lease. This transaction was exempt from registration under the Act, in reliance upon the exemption afforded by Section 4(2) of the Act for transactions not involving a public offering. The certificate evidencing such sales bear an appropriate restrictive legend.

     In March 1998, the Company issued 106,667 shares of Common Stock to Corp. as consideration for Corp.=s issuance of its own common stock to RSJJ in consideration for payment in full of the rent due by the Company to RSJJ for the period from January 1, 1998 to December 31, 1998. The value of the shares issued will be recorded at their estimated market value at the date of issuance of $2.12 per share, with a 50% discount due to the restricted nature of the stock. This transaction was exempt from registration under the Act, in reliance upon the exemption afforded by Section 4(2) of the Act for transactions not involving a public offering. The certificate evidencing such sales bear an appropriate restrictive legend.

Item 27. Exhibits.

     All exhibits, except those designated with an asterisk (*) which are filed herewith, have previously been filed with the Commission in connection with the Company's Registration Statement on Form SB-2 - dated August 9, 1995 under file No. 33-89230-NY (the "SB-2") - or are incorporated herein, pursuant to 17 C.F.R. '230.411, by reference to the document wherein same were initially filed. All exhibits which do not include an * or specific reference are incorporated by reference to the SB-2.

          3.1              -        Certificate of Incorporation of the Company filed September 4, 1990.
          3.2              -        Certificate of Amendment to the Certificate of Incorporation of the Company filed January 31,
                                    1995.
          3.3              -        By-Laws of the Company.
          3.3              -        Specimen Common Stock Certificate.
          4.1              -        Specimen Redeemable Common Stock Warrant Certificate.
          4.3              -        Form of Redeemable Common Stock Warrant Agreement between the Company and Continental Stock
                                    Transfer & Trust Company.
          4.4              -        Form of Special Warrant.
          4.6              -        USABG Corp. note issued in January 1995.
          4.7              -        Form of Promissory Note sold in Private Placement in March 1995.
          4.8              -        Stock option and Agreement issued to Joseph Polito.
          5.0              -        Opinion of Klarman & Associates.
         10.2              -        Stock Purchase Agreement between Corp. and the Company.
         10.3              -        Employment Agreement of Joseph Polito.
         10.4              -        Lease Agreement between the Company and R.S.J.J. Realty Corp.
         10.5              -        The Company Incentive Stock Option Plan.
         10.6              -        Agreement between Iron Workers Local Union 40 and the Company.
         10.7              -        Agreement between Local Union 14, 14B, 15, 15A, 15C, 15D, International Union of Operating
                                    Engineers, AFL-CIO and the Company.
         10.8              -        Agreement between Local 780 and the Company.
         10.9              -        Subcontractor agreement between the Company and McKay Enterprises, Inc., with respect to the reconstruction of 4th Avenue Bridge.

         10.10             -       Subcontractor agreement between the Company and Perini Corporation, with respect to the rehabilitation of Stillwell Avenue Station on Coney Island.
         10.11             -       Subcontractor agreement between the Company and Perini Corporation, with respect to the rehabilitation of 39th Street Bridge over L.I.R.R.
         10.12             -       Subcontractor agreement between the Company and KISKA Construction Corporation-USA, with respect to the rehabilitation of Robert Mosses Causeway.
         10.13             -       Agreement between Atlas and the Company pursuant to the sale of contracts.
         10.14             -       Promissory Note issued to First Bank of the Americas.
         10.15             -       Subcontractor agreement between the Company and McKay Enterprises, Inc., with respect to the rehabilitation of the Kosciuszko Bridge.
         10.17             -       Agreement to capitalize the $400,000 debt into 320,000 shares of USABG Corp.
         10.18             -       Subcontractor agreement between the Company and Trataros Construction Inc. (the Williamsburg
                                   Houses project), dated April 11, 1996. (Incorporated by reference to Exhibit 10.18 to Form 10-KSB for the year ended June 30, 1997).
         10.19             -       Subcontractor agreement between the Company and Hannibal Construction Co., Inc. (the "Hellgate
                                   Viaduct Structures project), dated October 30, 1996 (Incorporated by reference to Exhibit 10.19 to Form 10-KSB for the year ended June 30, 1997).
         10.20             -       Subcontractor agreement between the Company and N.Y. Iron (the Indonesian Mission project), dated
                                   November 6, 1996 (Incorporated by reference to Exhibit 10.20 to Form 10-KSB for the year ended
                                   June 30, 1997).
         10.21             -       Prime contractor agreement between the Company and EklecCo. (the Palisades Power Mall project), dated June 17, 1996 (Incorporated by reference to Exhibit 10.21 to Form 10-KSB for the year ended
                                   June 30, 1997).
         10.22             -       Subcontractor agreement between the Company and Lehrer McGovern, Bovis, Inc. (the Louis Vuitton
                                   project), dated May 15, 1996 (Incorporated by reference to Exhibit 10.22 to Form 10-KSB for the year ended June 30, 1997).
         10.23             -       Prime contractor agreement between the Company and Tishman Construction Corporation of New York,
                                   dated July 24, 1996 (Incorporated by reference to Exhibit 10.23 to Form 10-KSB for the year ended
                                   June 30, 1997).
         10.24             -       Subcontractor agreement between the Company and Humphreys &  Harding, Inc. (the Korean Mission
                                   project), dated January 15 1997 (Incorporated by reference to Exhibit 10.24 to Form 10-KSB for the year ended June 30, 1997).
         10.25*            -       Agreements, dated November 1997, by and between the Company and The Iron Workers Locals 40, 361 &
                                   417 Joint Security Funds in connection with the EklecCo project.
         23.01*            -       Consent of Scarano & Tomaro, P.C.
         23.02             -       Opinion of Klarman & Associates, as annexed to Exhibit 5.0.
         99.01*            -       Klarman & Associates Response, dated April 8, 1998,  to SEC Letter

              Item 28.  Undertakings.

                           The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

     (2) That, for the purpose of determining any liability under the Act, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Act, each such Post-Effective Amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue by such court. See Item 24.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Corona, New York on the 8th day of April 1998.


USA BRIDGE CONSTRUCTION OF N.Y., INC.


By: /s/ Joseph M. Polito
Joseph M. Polito
President


     Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Joseph M. Polito                                          President and Director                     04/08/98
Joseph M. Polito                                              Chief Executive Officer                    Date



/s/ Ronald J. Polito                                          Secretary and Director                     04/08/98
Ronald J. Polito                                                                                         Date


/s/ Steven J. Polito                                          Treasurer                                  04/08/98
Steven J. Polito                                                                                         Date


/s/ Marvin Weinstein                                          Director                                   04/08/98
Marvin Weinstein                                                                                         Date

